U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K/A2

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 6, 2010

DNA BRANDS, INC.
(Exact name of small business issuer as specified in its charter)

FAMOUS PRODUCTS., INC.
(Former Name)

Colorado	000-53086	26-0394476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

506 NW 77th Street
Boca Raton, Florida, 33487
 (Address of principal executive offices)

10680 Hoyt St.
Westminster, CO 80021
(Former Address)

(954) 978-8401
(Issuer's Telephone Number)

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Effective July 6, 2010, we executed agreements to acquire Grass Roots Beverage Company, Inc. and all of the remaining assets, liabilities and contract rights of DNA Beverage Corporation, Boca Raton, FL (“DNA”), in exchange for the issuance of 31,250,000 shares of our Common Stock (the “Agreements”).  As a result of this transaction our officers and directors resigned their positions with us and were replaced by our current management.  See Item 5.02, below.  In addition, as part of the terms of the aforesaid transactions, John Quam, our former officer and director, agreed to voluntarily redeem all of his 19,274,400 common shares back to us.  The effectiveness of the Agreement was conditional upon various conditions being satisfied.  As of the date of this report, these conditions have been satisfied. Also as a result of this transaction we have changed our name to “DNA Brands, Inc.”  A copy of the filed Articles of Amendment was included  as an exhibit to our Form 8-K/A1.

We entered into this transaction because of our former management’s belief that by doing so we will significantly increase our shareholder’s future opportunity to enhance the value of their respective ownership in our Company.

As part of the conditions to the effectiveness of the above transactions and in order to allow us to have sufficient authorized shares to consummate these transactions, on July 6, 2010, prior to the effectiveness of the transactions described above, holders of approximately 95% of our common stock did authorize an amendment to our Articles of Incorporation, increasing our authorized capital to 10,000,000 shares of Preferred Stock, par value $0.001 per share and 100,000,000 shares of Common Stock, par value $0.001 per share.  A relevant Information Statement regarding this action was not filed or disseminated to our shareholders of record on the date this action occurred.  As a result, it is possible that we, along with our former and current officers and directors may have potential liability for non-compliance under the laws of the State of Colorado as well as federal securities laws.  We believe that any such potential liability would not be considered material.

In addition, our former Board of Directors approved a “spin-off” of our wholly owned subsidiary company, Fancy Face Promotions, Inc., a Colorado corporation.  The terms of this “spin-off” provide for a dividend to be issued to our shareholders of one share of common stock for every share that our shareholders owned as of July 3, 2010, the record date of the dividend.

Description of Business

Introduction and History

DNA Brands, Inc. (hereinafter referred to as “us,” “our,” “we,” the “Company” or “DNA”), was incorporated in the State of Colorado on May 23, 2007 under the name “Famous Products, Inc.”  Prior to the transaction described above, we were a holding company operating as a promotion and advertising company.  Our current business commenced in May 2006 in the State of Florida under the name “Grass Roots Beverage Company, Inc.” (“Grass Roots”).  Initial operations of Grass Roots included development of our energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida.  In August 2007, Grass Roots engaged in a share exchange with Imagine Holding Corporation (“Imagine”) wherein all of the issued and outstanding stock of Grass Roots was acquired by Imagine making Grass Roots a wholly owned subsidiary.  As part of this transaction, Imagine’s name was changed to “DNA Beverage Corporation.”  Grass Roots developed into a distribution company and the balance of our current operations was conducted through DNA Beverage Corporation.

As a result of the transactions described above, we have changed our name to DNA Brands, Inc., as well as our current business plan.  Our principal offices are located at 508 NW 77th Street, Boca Raton, Florida, 33487, telephone (954) 970-3826.  Our website is www.dnabrandsusa.com.

We currently produce, market and sell a proprietary line of three carbonated blends of DNA Energy Drinks®, as well as a line of meat snacks made up of two beef jerky flavors and three flavors of beef sticks.  We began selling our energy drink initially in the State of Florida in 2007.  As of the date of this report we are currently distributing our products throughout 31 of 42 Florida counties as well as the Southeastern US, including Georgia, Louisiana and Mississippi.  We also distribute in California, Maryland, Ohio, Pennsylvania and Michigan and are in the process of expanding our distribution into the Carolinas.  In addition we will soon be fully represented in Illinois, Indiana, New York and parts of New Jersey.  In New York we will be distributing DNA Shred Stix® through Clems Distributing, one of New York’s largest snack distributors with over 10,000 points of distribution.  We are also in discussions for Clems to distribute DNA Energy Drink®.  It is our intention to have nationwide distribution by 2011 provided we are able to obtain the financing necessary to accomplish this objective.

Our first two years were devoted to brand development, creating awareness through sampling programs (over 20,000 cases sampled) and creating credibility among our core demographic by concentrating marketing efforts on action sports locations and events (surf, motocross, skate, etc.) which we continue today.

We strive to maintain creditability with our core demographic, increase our consumer base by adapting to trends and changes; keep the brand in front of consumers through TV, magazines, events and viral campaigns and at the same time giving the consumer superior products at a lower price with quality service.  We have demonstrated our ability to adapt to market trends by pioneering the DNA Beef Jerky and Shred Stix line, giving us numerous cross marketing opportunities.

Our founders are Mr. Darren Marks, our current President and CEO, and Mr. Melvin Leiner, our current Executive Vice President, Secretary and COO/CFO, who together founded DNA to leverage their experience and create a prominent brand in the energy drink segment of the beverage industry.

We are a Florida based company focused on building our DNA brand.  In an industry where only 5% of new companies survive, we feel our continued success will be based upon a methodical approach to build our brand.  We started out with the idea that energy drinks could be functional and delicious tasting at the same time and made the conscious decision not to follow the industry leaders taste profile and created energy drinks to set us apart from the competition.  In January 2010 we were awarded  a 1st Place “Platinum Award,” as the best tasting energy drink at the prestigious World Beverage Competition™ held in Geneva, Switzerland.  More than 30 counties and over 10,000 entries were submitted in all beverage categories.

Knowing full well that brands are not built overnight, especially in the highly competitive energy drink category, our first two years were devoted to brand development, creating awareness through sampling programs (over 20,000 cases sampled) and creating credibility among our core demographic by concentrating marketing efforts on action sports locations and events (surf, motocross, skate, etc.) which we continue today throughout Florida.

As we learned through trial and error, there was a severe lack of meaningful brand-building distribution options available to new  non-alcoholic brands in Florida forcing us to create our own Direct Store Distribution (DSD) entity, Grass Roots.  Grass Roots now covers 31 of 42 counties in Florida.  Once we were comfortable that the brand had some legitimacy we aggressively went after the independent convenience and chain stores.  Our products are currently sold in over 3,000 Florida stores, most of which came on board over the 6 months prior to the date of this report.  Having our own DSD has given us insight into what is required from both a manufacturer’s and distributor’s standpoint to successfully build a brand.

We are the “title” sponsor of a factory Yamaha AMA super cross team the “DNA Shred Stix Star/Yamaha Racing Team.”  AMA Motocross/Supercross is only second to NASCAR in motor sport attendance according to the AMA Supercross Association.  The DNA team is one of only four teams that contended for the world “Lites” title and had four podium appearances with a title win in Seattle.  We have had extensive coverage on CBS and Speed channels already this year.  Documented brands exposure exceeded $15,000,000 in 2009.

We try to maintain creditability with the core demographic, increase our consumer base by adapting to trends and changes; keep the brand in front of consumers through TV, magazines, events and viral campaigns and at the same time giving the consumer superior products at a lower price with quality service.  We believe we have demonstrated our ability to adapt to market trends and when we were certain that our energy drink had gained credibility among our core demographic we pioneered the release of the DNA Beef Jerky and Shred Stix line in July 2009 and January 2010, respectively.  We believe this gives us numerous cross marketing opportunities.

Products

We produce, market and sell an initial proprietary line of three carbonated blends of DNA Energy Drink® (“DNA®”) as well as a line of meat snacks made up of two beef jerky flavors and three flavors of beef sticks.  These drinks are sold in 16 ounce cans styled with the name DNA® prominently placed and a logo that includes the DNA Skull and Helix.  The beef jerky is packaged in a 3.0 oz sealable pouch and the beef stick is 1.0 oz stick form.  We believe the name DNA, our edgy color schemes, logo and other graphics stand out on store shelves and coolers.  The DNA name resonates highly with our target market which includes a younger core of a more active demographic involved in today’s rapidly expanding and trend setting action sports community.  Our initial product flavors include:

DNA Energy Drink®

●	Citrus –Tastes like a true blend of real oranges with specific citrus nuances
●	Lemon Lime –Velvety and smooth lemon lime mix
●	Citrus Sugar free (No carbs) – The taste of a very high end orange soda but with a jolt of energy

DNA Beef Jerky™

●	Original – True beef flavor
●	Teriyaki – Tastes like authentic Asian seasoning

DNA Shred Stix™

●	Original – Real beef flavor
●	Pizza – Authentic Pepperoni Pizza taste
●	Jalapeno – Hot and Spicy

Energy Drinks

We have formulated DNA® to the highest flavor profile standard and believe it is superior in taste to any of the other energy drink brands in the industry.  DNA® also competes on at least an equal level with any of the name brands on a functionality profile.  We incorporate the best and highest quality ingredient mix in our proprietary blends which have been formulated to tap into the body’s seven energy sources to maximize energy and awareness levels that result in improved performance on demand.

Our energy drink makes an immediate and lasting difference in elevating energy levels of consumers.  This category is the only one that creates an immediate expectation of an effect on consumer bodily functions.  There are many energy drinks that have compromised functionality for cost savings.  We believe they have learned all too late that if an energy drink does not deliver on its promise for an immediate and lasting increase in energy levels, it is no more than an expensive soda.  Energy drink consumers will go to another reliable brand.  We believe one of the several principal reasons new energy drinks entrants commercially fail soon after introduction is because they use inferior ingredients and as a result do not provide the expected results.

DNA® is formulated to ensure that DNA® drinkers will, upon first drink, experience a taste that is delicious beyond the typical expected institutionalized medicinal taste that has been the main negative reaction associated with the vast number of brands of energy drinks including the major brands.  We have not sacrificed taste for functionality and performance which we believe gives us a major competitive advantage over other energy drinks and has awarded us with high accolades from distributors and industry insiders, as well as from numerous action sports publications.  These early taste accolades for DNA® have converted numerous energy drink consumers to us in those geographic areas of our distribution.  We believe on taste alone, given our high functionality profile, we are able to quickly convert consumers from other brands.  In fact, our tag line, “Tastes Like No Other,” was given to us by a first time consumer in our initial sampling program.  Our taste and functionality profiles have begun to create a positive response in our target market, with distributors and with convenience store chains that dominate energy drink distribution. DNA® has also captured industry attention at the highest levels.  DNA was awarded the 1st Prize “Platinum Award” by the World Beverage Competition for 2010 which was held in Geneva, Switzerland.  More than 30 countries participated and more than 10,000 entrants in all beverage categories submitted for judging.  One winner from each category was selected in double blind tasting tests.

We are experimenting with line extensions on these blends and also on completely new items that are in the R&D process.  We will not introduce them until significant distribution and wide name recognition is obtained for our core line offerings.

DNA Meat Snacks

In July 2009 we released ours beef  jerky line, followed in January 2010 with our Shred Stix meat stick, all of which are produced in the United States with 100% American muscle beef unlike most all of our competition.  DNA meat snacks are made under the strictest controls and supervision to insure the highest quality.  Quality, taste and consistency remains very much in the forefront of production philosophy as it is for our energy drinks.  As is with our energy drink DNA Shred Stix is the only brand that does not contain MSG.  Extensive market testing and research has gone into the brand prior to production.

Because we use 100% American beef and the finished goods are packaged only once within hours of production, we are able to bake our flavors into the meat.  This process eliminates the greasy look, feel and taste that are prevalent in much of our competitors’ products.  In addition to 100% American beef, our production process uses imported dry spices, ground and blended to provide great, well rounded flavors that stay true with extended shelf life resulting in more flavor control and more consistency from batch to batch.  Some competitive jerky is made 51% in the USA and 49% in South America then blended before final packaging.  This allows them to avoid the “Product of Argentina” declaration on the package.  Some competitors’ products may not be packaged for several weeks after production, the result of which is they virtually paint the flavor just prior to packaging to be able to retain the taste.

DNA Meat Snacks are being marketed to a similar demographic that consumes energy drinks. Distributors are gravitating to the brand with great enthusiasm on a local, regional and national level and see the brand extension as a natural progression to servicing the needs of our demographic base.

Recent Developments

While no assurances can be provided, our management believes that we are on the verge of explosive growth.  In support of this contention below are several recent events that have occurred to foster this belief:

➢
On February 23, 2010, the committee for Anheuser Bush’s (“AB”) 26 Florida distributors recommended that DNA Energy Drink become the replacement for Monster Energy Drink that left AB in favor of Coca-Cola.  Combined the 26 AB-Budweiser houses sold 1.4 million cases of Monster with gross revenues approximating $40 million.  As a bonus the committee also gave its approval for distribution of our entire meat snack line.  Quality Distributors of Deltona, Florida became the first AB distributor to receive product.  Since February 2010 we have entered into eleven separate agreements with AB distributors and expect to continue to enter into new distribution agreements over the next 6 months.

➢	Since June 2009, we have reached agreements with quality retailers such as CVS, Walgreens, Race Track, Circle-K and 7-Eleven to offer our products;

➢
Co-Branding marketing agreements have been executed with CVS, and the NBA’s New Orleans Hornets which have resulted in expansion into Louisiana.  In addition, similar programs with CVS and Major League Baseball’s Florida Marlins and CVS and the NFL’s Arizona Cardinals, are also fueling expansion.

➢	Similar programs with Walgreens and the Orlando Magic and Walgreens and the Cleveland Cavaliers (pending) are bringing or expected to bring additional sales and awareness to our brand;

➢
We have been approved by both military buying organizations, AAFES and DeCA, for the purchase of DNA branded meat snack products.  Initial orders are expected to begin in September 2010.  While no assurances can be provided, we expect that this will be a recurring order.

➢	In the second quarter of 2010 we began to distribute product in both the Midwest and Mid-Atlantic regions.

➢
Intrastate Distributors, Detroit, Michigan, the largest non-alcoholic distributor in the Midwest, has become our master distributor covering seven counties surrounding Detroit.  Intrastate delivers top brands to over 6,200 locations in their territory.  They will also be the master distributor to a number of markets in the Midwest where several sub-distributors will utilize their warehousing to pull product.  Product was initially launched on March 29, 2009 and we have subsequently received 3 additional full container truck load (approximately $200,000) orders since that time.

➢
In September 2009, we entered into a “Manufacturing, Sales and Marketing” Agreement with Monogram Food Solutions (the “Monogram Agreement”). The terms of the Monogram Agreement provides for Monogram to produce and finance the meat snacks.  Both parties market and sell the products on a national basis.  Monogram, through their national sales force and broker/distribution network that includes over 60,000 points of distribution east of the Mississippi alone, markets, distributes, sells and promotes the DNA branded meat products. Profits on the sale of DNA meat snacks will be shared equally by Monogram and us.  Actual shipments of Beef Jerky and Shred Stix did not begin until the first and second quarters of 2010, respectively.  As of the date of this report we have generated approximately $700,000 in revenues as a result of this agreement.  Monogram is the largest producer of meat snacks in the US and the third largest worldwide.  Monogram entered into this agreement with us to develop a product, DNA Shred Stixs, capable of competing with Slim Jim, the category leader.

Sales and Marketing

DNA Energy Drink® and DNA Beef Snacks™ provide immediate and sustained energy and/or satisfies the hunger needs of all groups of people in need of an energy lift to meet the challenges of the day and these groups may include parents, office workers, truck drivers, postal carriers, laborers, students, night watchmen and scores of others in every walk of life.  We have specifically targeted our marketing attention to the “trend setters” in two sectors:  (1) today’s rapidly growing action sports community, our initial and most critical target market; and more recently (2) the music industry, that may or may not be action sports orientated.  In either case the audience is trendy and edgy and we believe our perfect customer.

Our choice to target the action sports community reflects our management’s personal and professional experiences coupled with the fact that this demographic group represents those most likely to seek alternative beverages and meat snacks and the immediate gratification that an energy drink provides.  More importantly, they set the tone and influence others to try our products.

These action sports include:

●	Surfing
●	Wake Boarding
●	Skim Boarding
●	Skate Boarding
●	BMX
●	Motocross/Supercross
●	Free Style Motocross

We are also the “title” sponsor of a factory Yamaha AMA super cross team.  AMA is only second to NASCAR in motor sport attendance.  The DNA team is one of only four teams that contended for a world “Lites” title and was on the winner’s podium four times this season with a DNA rider taking first place in Seattle.  We have had extensive coverage on CBS and Speed channels.  Documented brands exposure compiled internally by us exceeded $15,000,000 in 2009-2010.

Our target demographic is 18 to 39 years of age and predominantly male although with the growing popularity, female participants and fans are beginning to enter the field in larger numbers.  This group tends to be on the cutting edge of style and have a profound influence on cultural trends and fashion.  They are individualistic and tend to avoid corporate culture in favor of personal individual expression.  They are extreme, risk takers, can spot the next “next” in the culture and are quick to try it.  They quickly adopt it and spread the word if they like it and are as quick to toss it aside if it compromises their integrity and individuality.  This group will provide the greatest initial benefit to the energy drink market and to DNA® and, therefore, they are the group on which we are focusing the greatest attention.  The 18-39 year old profile represents approximately 90 million people who can likely be potential energy drinkers and meat snack consumers.

We believe that an aggressive “grass roots” marketing approach directed at the core demographic through support of their activities and events leads to product acceptance and credibility, the two ingredients we believe are necessary for success.  Additional more conventional marketing and advertising programs directed at radio/television campaigns will reinforce our message.  We believe that top down advertising strategies are costly and will not work against the highly capitalized brands on a dollar-for-dollar basis and will lead to failure.  A prime example of this in the energy drink category is Xyience Energy which declared bankruptcy after spending all its capital in one quarter on high priced advertising in support of their drink Xenergy.

Our objective is to build and maintain credibility with our target market and create a loyalty to our brand among consumers beginning at a younger age.  We see action sports as a community, tied together by like mindedness, similarity of lifestyle, a commitment to their sport and its stars and more importantly their constant presence either as participants or as fans within the action sports lifestyle.  This community is present at and a part of local or national events, on street corners, parks or whether following the sport through websites dedicated to each of the action sports, national magazines that cover all the sporting events including Dirt Rider, RacerX, Transworld Skate, Mundo Rad, Surfer Magazine, Surfing Magazine and Eastern Surf Magazine, or national television and cable networks like CBS, Fuel TV, ESPN, EXPN, and the Speed Channel which televise all events.  We strive to be seen in this community at all times through our individual athletes, our teams who wear our logos proudly and drive their rigs with our banners and logos, with their photographs drinking DNA® and with our sampling vans placing “Cans In Hands.”  All of these are inexpensive ways that have created a “buzz” for DNA® that has the appearance and effect of spending that major brands spend.  For example, internal estimates based upon industry data indicate that we will reap $10 million worth of media coverage from AMA alone.

Our strategy is to be prominently featured in each of these venues on an ongoing basis through our sponsored athletes without the high costs of advertising and event sponsorships.  We want to receive de facto and real endorsements from the stars of the sports which will further confirm the DNA® brand within our target market given the grass roots ground work we are laying with our sampling and other awareness programs.  The DNA® brand is beginning to appear in all of these forums as well as magazines such as the June 2008 issue of Racer X where we are mentioned as one of the driving forces behind AMA Motocross.  For fractions of the dollars, we believe we are now perceived to be a prominent factor in the market we are pursuing and are on the same playing field as Red Bull, Monster, Rock Star and No Fear.  We are seeing the positive effects on our sales and distribution efforts both with retailers and consumers.

Our strategy to maintain the pulse on the action sports community includes the securing of recognized athletes and teams for specific periods before they are “the” bona fide star.  Because of our intimate experience in this field, we have been able to recognize the upcoming stars at an early stage in their careers.  These athletes and teams, who are not far behind those of the major athletes and teams, cost the major brands significantly more but give them no more than we receive in brand exposure.

Motocross/Supercross

We are the title sponsor for the DNA Shred Stix Star Yhamaha Motocross Racing Team comprised of the following riders:  Broc Tickle, Max Anstie, Nico Izzi, and Martin Davalos.  In our initial season with Star Racing Yamaha, we have already reached the winner’s podium in three of our first five races.  The amount of media coverage to date has been even greater than our lofty expectations.

Our title sponsorship agreement with Star Yamaha runs year to year and calls for a sponsorship fee of $250,000 for 2010.  It is after comparing the benefits gained from this agreement in terms of advertising and media generated with similar industry agreements that Monster/Red Bull/ Rock Star have which cost millions upon millions of dollars that our ground-up grass roots strategy demonstrates its powerful effectiveness.

A prime example of our approach is the enormous success we have had in Supercross.  According to the AMA, its Supercross Series is second only to NASCAR in attendance and popularity as it tours North America with 17 events.  The amount of media coverage generated converted into dollars is expected to be approximately $15,000,000 for 2010 because of our new affiliation with the Star Yamaha factory team.  We also expect co-branding exposure will increase dramatically in 2010 due to new agreements with FOX, DC Shoe Co USA, Volcom, Yamaha, Alpinestars AND VZ.

Surf, Wakeboard, Skateboard

Our Surf, Wake and Skateboard teams comprise a combination of recognized up-and-coming amateur athletes and seasoned professionals.  Our Surf team is made up of Eric Geiselman, the two-time Jr. World Champion and NSSA East Coast Champion.  Other riders are Tommy O’Brien, Billabong Pro Team Rider and Jr. Pro Champion; Cody and Evan Thompson, Billabong Professional Surfers and Jr. Pro Surfers; Blake Jones, Professional Surfer Volcom; Mark Dawson, Mattix Clothing Professional Surfer, Jr. Pro Surfer; and Luke Marks, a 9 year old star on the horizon.

Our typical sponsorship contracts are for one to three years, and according to the athletes’ ranking and exposure, we provide compensation that range from event entrance fees to annual sponsorship.  Generally, annual fees are a few thousand dollars and sometimes include a nominal amount of stock options.  In return, our name and logo is placed on their boards, shirts, other apparel and gear.  Our logo then appears in magazines around the world to the extent of the media coverage they earn.  We are always on the look-out for the rising stars and because of our history with these sports; we believe we are better suited to identify the best value propositions for our capital.

We currently employ 13 persons in direct sales and sampling.  We train our people to distinguish the benefits of DNA® from other brands in the market.  Our staff stresses visibility and sampling for a period of 30-90 days before we commence distribution activities in a geographic market.  We have outfitted DNA® vehicles, apparel, and signage and take them to locations where action sports take place including outdoor and indoor playgrounds where people are playing and begin to systematically sample DNA® with our “Cans In Hands” and “Shred Stix” program.

Our sampling techniques are programmed to create interest, trial and demand.  We engage consumers about their experiences regarding taste and functionality.  We acquire lists of distributors’ store accounts and begin a very organized sampling program both outside and within stores which are designed to create requests for our products before it is available.  We attend all action sports events and provide sampling at such events alongside our vehicles and, in some cases, with an 18 wheel rig which is replete with our DNA® graphics and logos, and are motored nationwide by our Motor Cross Racing teams.  Further, we have placed over 200 branded 5’ tall DNA® coolers in the action shops where enthusiasts congregate which are becoming introductory revenue platforms for us.

The objective of our “Cans In Hands” and Shred Stix sample programs are not only to build awareness, introduce newcomers to the category and to our brand but also to compete with the established brands on taste and functionality.  We want the consumer to experience and believe that DNA® tastes better and is as effective, if not more effective than all the other brands.  This program has created our core grass roots loyal followers who are now our first line of brand evangelists as they move to the action sports shops and see our branded DNA® coolers.  We then extend our expansion to the next geographic target.  Together with our action sports individual athlete and team endorsements, our brand evangelists in hand and our developing interactive web component, our marketing program is also geared to create a viral effect both within and outside our target demographic and spread the word about DNA®.

When our sales team calls on beverage distributors and convenience store retailers, whether chain or independently owned, we are already known to them.  Because of the grass roots pull we have created for DNA®, they have been eager to accept meetings with us as we represent a legitimate revenue opportunity for them.  Today, we are receiving calls from a wide range of outlets as a result of our grass roots efforts.  This effort has built good will with distributors and retailers who frequently express their appreciation to us for developing awareness, expectation and demand ahead of the date the product is on the shelf.

Viral Component

This component of our marketing program, in play from the inception of our marketing strategy, beginning with sampling, building our brand awareness through our association with action sports and our public relations strategy, is the essence of our communications platform.  It is what we do to communicate our message on a perpetual basis to accelerate trial of DNA® in our target market and within the natural extensions into other demographics.  The objective of our viral program is to accelerate potential in a competitive segment of the beverage market.  We want to make DNA® an acronym for energy drinks in every market we enter and use our target market as our brand evangelists to spread the word that DNA® tastes good and is cool to drink.  Therefore, as we develop our message we will explore ideas to use DNA within our message as a substitute for drinking energy drinks.

As we have expanded our awareness through sampling, events driven participation and endorsements, we have received and benefited from significant public relations that has had a greater positive effect on our awareness program than advertising.  We will continue our strategy to use our action sports teams and athletes on the back of our grass roots marketing strategy to expand this recognition platform.

We plan to accelerate the expansion of our community with our web site which will also be a destination point we will use to aggregate the action sports community as a one stop resource to learn about all that is going on in action sports.  We are creating the “DNA Report” as an aggregator of all the current action sports stories and events, and drive our target market to the site in all our messaging.  Our site will be the place to go to learn about what is going on in action sports.

We have successfully developed DNA Facebook, Twitter, My Space, Hooked It, Sponsor House and a fully interactive website.  Our web site includes videos of our teams’ performances, daily updates, events and relevant brand news and also includes music components and music tours.

Distribution

In Florida our wholly owned distribution subsidiary, Grass Roots covers 31 out of the 42 counties in the state and all of the heavily populated areas.  Grass Roots has ten company branded delivery vehicles and three branded sampling vehicles.  Ralph Sabella, our Vice President of Operations manages the eight sales people and four sampling teams of two people each.  The Direct Store Delivery (DSD) team includes a Brand Development Manager, a dedicated sales rep and two sample teams.

In addition to implementing our events support programs and on street and in-store sampling programs, Grass Roots also calls on action sports shops, individual or small c-store stores in Florida from one targeted territory to the next.  Our staff has established weekly sales calls and actual sales they must make.  They are trained on how to ask for the order including offering our initial trial offer of three cases and an additional one for free.  Most c-stores agree to take our offer.  Our staff provides all of the customer support and repeat orders which they have been trained to promote.

Our goals in Florida for the next 12 months are to secure additional distribution among the chain convenience, pharmacy and grocery locations such as Walgreens (700 locations), Chevron (1,000 locations), 7 Eleven (1,000 locations) CVS Pharmacies, (700 locations) and Gate Petroleum (150 locations), among others.  Authorizations have already been received by Walgreens, CVS, Circle K and 7 Eleven.  We are actively pursuing the remaining accounts and will leverage Circle K as a means to acquire other similar distribution.  Additionally, Grass Roots is working and calling on several thousand independent convenience stores operating in Florida on a routine basis ranging from Key West to Vero Beach on the East Coast and Tampa on the West Coast.

The state of Louisiana is also the responsibility of Gass Roots.  Grass Roots made the decision to expand its operations into Louisiana when Race Trac, Circle K and CVS expressed interest in carrying the DNA brands.  Race Trac, Circle K and CVS will act as a base to secure additional chains and independent convenience store business.  To facilitate product placement and awareness the Company entered into a marketing agreement with CVS and the New Orleans Hornets of the NBA in which the products will be featured at CVS on their end-cap program and promoted through the New Orleans Hornets.

In February 2010 we launched operations into the Georgia market by signing an agreement with Savannah Distributing.  The statewide distribution agreement calls for DNA Energy Drink and DNA Meat Snacks to be initially sold at more than 1200 Independent/Chain C Store Accounts.  Our commitment to growing this new market is supported by the hiring of a southeast regional vice president who is based out of Atlanta and is tasked with growing this and the surrounding areas and adding regional chain store such as recently acquired Race Trac.

Several distribution opportunities are being looked at for North and South Carolina with a fourth quarter 2010 start date.  This territory falls under the responsibility of our southeast VP.

In March 2010 we signed a distribution agreement with Baltimore Beverage (“BB”) providing for BB to distribute DNA Energy Drink throughout the half of the Maryland footprint.  BB is a distribution company handling beverages, snacks and vending and plans to offer DNA through that channel.

We have enlisted the services of a prominent brokerage company, Salesmark, to assist in acquiring new chain and wholesale business on the west coast of the US utilizing several distribution methods.  In addition to Salesmark we are utilizing the sales and marketing network of Monogram Food Solutions, our manufacturing, sales and marketing partner in the production of DNA Beef Jerky™ and DNA Shred Stix™.  To date several prominent distributors have expressed interest representing thousand of individual chain and independent convenience store locations.

California was launched in 2008 with approximately 115 corporate Circle K locations and 110 independents.  Our marketing efforts have been recognized by other important chains in the state including 7-Eleven and we were contacted by the head buyer of its Southern California division covering nearly 900 stores requesting an initial program.  7-Eleven is the largest seller of energy drinks in the country.  We believe a successful California placement in 7-Eleven can lead to opening the entire state for us quicker than anticipated.  Although California was not a sequential state of progression in our sales growth expansion strategy, it is the most important state for action sports and also sets trends worldwide.  It has a major consumer base which exemplifies as much as any state the characteristics of our target audience.

Advertising

Our budget as it relates to traditional media advertising is relatively small.  We believe that traditional advertising on television or radio does not support our growth, as we cannot afford to compete by matching our competitor’s budget for this type of exposure.  We also believe that traditional advertising is contrary to the nature of our target market and will use it only as support for successful grass roots programs.  Therefore, we are looking at the Internet as our source for advertising.  We are looking at compiling all of the action sport web sites and creating a linked presence in each of them.  We are developing search engine optimization and key Google and Yahoo ad words to ensure that DNA® is one of the first places to go when energy drinks and meat snacks are Googled.  This process is being handled by our own in-house IT specialist who is also responsible for keeping the website current and Facebook, Twitter, MySpace, Hookit and Sponsorship fresh.  We believe that the DNA® 18-wheel rig traveling throughout the United States has provided us with major visibility.  We intend to expand these programs as a strategy of high effective low cost advertising.

We believe that how we communicate our message must be integrated and coordinated among all of the above initiatives to deliver the message and create the necessary reach.  A top down approach as employed by the elite brands is capital intensive and we believe will not allow us to exploit the window of weakness in elite brands’ marketing strategy to enter the market.  We believe that we must communicate with our target market from the ground-up.

We are confident our products can compete on taste and functionality which we hope will allow us to convert a portion of our competitor’s market share.  However, their vast marketing dollars and existing national presence make it unrealistic to compete successfully with them on an initial national level for their customer base.  To succeed, it is our intention to build and maintain prominent positions in each successive phased geographic location we enter.  This means our products must have prominent shelf space in the vast majority of stores that the elite brands occupy in each state we enter.  Therefore, we understand we must be competitive on quality; we must expand awareness to accelerate trial, and must provide an appealing value proposition to our customers.

We have a master broker agreement with Royal Strategies & Solutions, Inc. (“Royal”), a company owned by our management.  Under the terms of the agreement Royal seeks to place our products on the shelves of major chain, drug and grocery stores in specifically targeted areas selected by us.  They receive constant support from us in making sales calls or working to create in store promotion programs to accelerate sales.  Royal specializes in the launch of new products and oversees a national network of brokers, distributors, manufactures and retailers selling a wide array of products to retailers across the nation.  Royal’s most recent launch success is DRSI’s “ReStore Energy Formula” that is gaining national distribution through retailers such as Rite-Aid and Kroger.  Prior to ReStore, Royal launched Zestra Laboratories (touted as the female Viagra®), gaining nearly 35,000 shelves nationwide in less than 24 months including nearly every major drug, pharmacy, and supermarket including Walmart.  We are currently in final negotiations with a group representing significant distribution in the Caribbean.  The business will consist of volume sales to these regions at a discounted price.  However due to the lack of required support normally given the brand, we do not feel the net profit per case will be adversely affected.

We will not extend our presence beyond our human resources, production capability, and capital means to support each market to the levels we promise to our distributors and retailers.  If and when we secure a prominent position in a target territory using our grass roots marketing strategy, we will leverage our relationships and achievements to move to the next area and repeat our programs there.

Manufacturing and Production

Our energy drink products are based on a proprietary formulation we have created with our contract development group under a non-disclosure agreement.  Our energy drinks are currently manufactured at Seven-Up Snapple Southeast (SUS) f/k/a/ Southeast Atlantic Beverage (“SEB”) in Jacksonville, Florida under a confidentiality agreement.  SUS is a full service contract manufacturer and also manufactures beverages for Welch’s Sunkist, Hawaiian Punch and many others.  This facility owns all of the manufacturing equipment and was identified by us as having an excellent record for contract manufacturing and the capacity to meet all of our initial growth expectations in southeastern United States.  SUS has manufacturing plants located throughout the US, which is expected to provide us a significant benefit as our operations expand throughout the US.  As we expand geographically, we believe we can use any of SEB’s manufacturing plants located throughout the country to expand capacity and save costs on transportation.  We believe this facility can manufacture enough cases to meet all of our immediate needs in the Southeast.  Production turnaround time is 14-30 days.  Our terms of payment are C.O.D.  We do not believe there are any problems that may obstruct the procurement of raw materials.  Raw materials are ordered 2-4 weeks in advance.  Payment terms for ingredients are 30 days after receipt.

Our 16 oz. cans are manufactured by Rexam Can Company at their North Carolina facility.  Rexam, formerly American Can Company, is one of the largest producers of cans in the world.  Estimated turn-around time varies from season to season and runs between 14 to 30 days.  The manufacturer has the capacity to produce over 50 billion cans per annum.  Upon completion, the cans are shipped by truck to the contract manufacturer where they are filled.  We do not believe there are any problems in procuring the raw materials to manufacture the cans.

We purchase our raw materials for our energy drink from several producers, including Energy Blend from Anmar International, Bridgeport, CT.  Our flavors come from Seethness Greenleaf in Illinois, and Guarana is sourced from Gateway in NJ.  Prices are fixed for a period of one year and all bought against purchase orders.  The raw materials portion of our beverage represents approximately 33% of the cost of goods sold of our product.  We receive delivery of shipment at contract manufacturers (cans & producer) within 14 days of our order for which we pay C.O.D.  All other terms are based net 30 days.

We purchase the raw materials for our cans from Rexam and those costs represent 33% percent of our cost of goods sold.  Our terms are based net 30 days.  Manufacturing costs represent 33% of our cost of goods sold.  Based on our average order, our cost is approximately $10 per case of 24 cans depending on flavor.  Cases come in pallets of 80 and are shrink wrapped and include shipping to warehouse.

Our meat snack products are also produced with proprietary formulation that has been created by us and produced by our manufacturing “partner,” Monogram Food Solutions, under a Manufacturing, Sales and Marketing Agreement (the “Agreement”).  The product is produced at either the Martinsville, VA or Chandler, MN facility.  The terms of the Agreement call for Monogram to finance the production, produce, distribute and sell the product and for us to market, distribute, sell and promote the DNA Branded meat products.  The highlight of this line is the “Shred Stix,” a 1 ounce meat stick that is produced in 3 flavors.  Profits on the sale of our meat snacks are shared equally by Monogram and us. Monogram has advised that it is the largest producer of 100 % US meat snacks in the US and the third largest overall.  Monogram is maintaining an adequate inventory to insure delivery promises can be met and will require a 4-6 week period to handle special orders.

Industry Overview

Energy Drink

We have entered into the United States’ $23 billion (AC Nielsen 2008) New Age Beverage category that according to Global Industry Analysts, Inc., the Sports and Energy Drink sector we occupy is collectively expected to reach US$39.2 billion by 2011.  New Age Beverage category is made up of a line of functional beverages that address specific health and performance needs.  These beverages range from Gatorade, introduced in the 1960’s initially to replace electrolytes for athletes, to drinks filled with vitamins and nutrients to improve energy, awareness and hydration, among numerous other functions.  According to BEVNET.com, Inc, a leading trade source in the industry, New Age Beverages are rapidly gaining in popularity over carbonated sodas and juices as people are becoming more health conscience and seeking an edge to improve their performance either athletically or to handle their daily challenges with more vigor.  New categories are constantly finding ways into the New Age beverage sector.

No product category is more dynamic on store shelves than beverages as a whole and according to all industry experts no beverage segment is growing at a faster pace than the energy drink segment of the New Age category, which was introduced initially in the United States by Red Bull in 1998 after its major success in Europe.  Since then, according to Report Buyer, the online destination for business intelligence for major industry sectors, in a report dated December 11, 2007, today there are approximately 250 brands of energy drinks in which sector retail sales have grown from $1.2 billion in 2002 to $6.6 billion in 2007, a gain of 440%.  The report also stated that energy drinks are expected to ride the non-carbonated wave rushing the drink scene, growing at an annual rate of 12% and surpassing $9 billion in the U.S. by 2011.  Energy drinks as a category are no longer considered a fad.  It has been on a steep growth curve since its introduction over 10 years ago.  New brands are constantly being introduced to meet the growing demand.

In 1998 Red Bull, the largest selling energy drink in the world, introduced its Red Bull Energy Drink in the United States to a younger demographic, 18-39, of people who are highly active and in need of energy.  Despite injecting significant funds into its initial marketing campaign, there were many obstacles to overcome including a high price barrier of $2 and more for an 8 ounce can and a medicinal taste.  Red Bull developed a highly disciplined training program for their employees and introduced Red Bull in several key major trend setting markets.  They sampled heavily, made it available initially in the major and most popular night clubs and events.  With discipline, Red Bull demonstrated that with its high quality ingredients, it provided consumers with the energy lift they wanted.  They were able to define the category and set price point acceptance among a highly motivated and developing consumer base.  Beyond its initial target they expanded their marketing to include all those people in need of energy in their daily routine.

Approximately 85% (BEVNET 2008) of all purchases of energy drinks at retail are sold through the 146,294 individual and chain convenience store outlets and gas stations with attached convenience stores in single serve cold cans.  Moreover, the top brands are finding their way onto supermarket shelves and also into branded coolers.  Other sales outlets included among the 739,441 total combined retail/on-premise locations are restaurants, bars, actions sport shops, grocers, pharmacies, parks, beaches and generally everywhere drinks are sold.  Our principal focus has been and will continue to be on convenience stores.  Once we have made inroads into c-stores in a particular territory, we will work with Royal’s broker network and with relevant distributors to move into supermarket, mass market and pharmacy stores as outlets for DNA®.

2008 Top Convenience Store States (TD Linx, December 2009)

State	Stores
Texas	14,179
California	10,294
Florida	9,424
New York	7,780
Georgia	6.384
North Carolina	6,255
Ohio	5,176
Michigan	4,843
Illinois	4,588
Virginia	4,529

The typical consumers of energy drinks are 18-39 year olds, active in or fans of action sports.  Energy drink users consume drinks before, during and after activities and at any other time when an additional source of energy is wanted.  Although there is brand loyalty, energy drink purchasing continues to be in good portion an impulse purchase in single cans.  With the introduction of the category into large retail outlets, energy drinks are now being sold in multi-can cartons, which serve to lessen some of the impulse buying and augers well for the category as it competes with other beverage categories including carbonated soda and coffees.  Today energy drink consumers drink on average two cans per day.  On the heels of Red Bull’s success, numerous other brands were developed.

The energy drink sector is the jewel of the beverage industry.  Numerous major beverage companies have no presence in this category but do have large distribution and marketing capacity to leverage.  We believe that that the typical energy drink consumer does not connect to the corporate culture that these large beverage companies carry with them.  Therefore, it is viewed as a more logical approach that a larger company would acquire an up and coming brand in order to acquire a strong foothold and presence in this side of the industry.

To date, the larger beverage companies have not purchased energy drink companies but have made significant contributions to their distribution.  Vitamin Water, in the functional beverage category, is a huge success story with Coca Cola purchasing the company for 12 times revenue at a sale price in excess of $4 billion in 2007.  Hansen Natural Beverages was a regional successful carbonated soda company.  It was only when Monster Energy was developed and launched that its sales exceeded $1 billion per annum.  The other top brands are controlled by Coke and Pepsi.  We believe that there is room for other Energy Drink companies to build a successful brand not by competing dollar for dollar with the elite brands, but by seeking a place of prominence in store shelves and with consumers in our target market alongside these elite brands based on the quality of our taste and functional profile, and by establishing intimate ground roots recognition and adoption within DNA’s target demographic at low and controlled costs.

Meat Snacks

The billion dollar plus beef snack industry makes up only 13% of the 30 billion pounds of beef annually consumed in the US.  90% of all household consume beef according to the USDA (LDP-M-135-02 Factors Affecting US Beef Consumption) but only 23% beef jerky.  The challenge is bridging the gap between household consumption and meat snack consumption.

We believe it is important that we understand market variations and our competition before we can fully address and implement intelligent product alternatives and marketing programs.  There are gender considerations to consider with males consuming an average of more than 38 lbs of beef annually than women.  Per-capita beef consumption was highest for males 20-30 and females 12-19.  There are also generation considerations.  It is expected that meat consumption will decrease as the population ages.  Finally there are race/ethnicity considerations.  Beef consumption (most to least) is in the following order:  Black/Hispanic/White/Other.  However, Hispanics are expected to exceed consumption by Blacks due to population increases.  The challenge is to target and identify new consumer segments as the existing target audience continues to age and shrink and bring them products that are innovative as well as nutritionally satisfying.

Existing characteristics of the energy drink and meat snack markets include:

●	The categories are real and growing;

●	Price point adoption. Energy drink prices are the “Starbucks” of beverages. Red Bull has set the high price point and the market has adopted it. At these levels, there has been no resistance.

●	Brand loyalty exists at younger age levels. Brand loyalty can be somewhat offset by the high degree of impulse buying principally in single cans from convenience stores.

●	Impulse buying habits are also being changed, albeit slowly, by quantity purchases from supermarkets primarily by the older elements of our target market and those outside our target market.

Employees

Currently we have twenty (20) full time employees of which three are executive management. Thirteen (13) are employed in direct sales and sampling who are predominantly on the road and four (4) are in administrative support and fulfillment.  Our employees work at will and are not represented by a collective bargaining unit.  We believe our relationship with our employees is good.  We require all our employees and consultants to sign a confidentiality and non-disclosure agreement.  Our success relies on our ability to hire additional employees, particularly on the local sales side.  We believe there are numerous quality people to choose from throughout our area of targeted expansion.

As we grow we anticipate in the near future we will require a national marketing director, an in-house IT director and regional sales directors for each regionand a controller/chief financial officer

None of our employees are members of any union.  We believe that our relationship with our employees is excellent.

Competition

Competition – Energy Drinks

We are competing with publicly and privately held companies, each of whom having greater resources, both financial and otherwise, than the resources presently available to us.  The energy drink market is dominated by 5 brands including:

●
Red Bull:  With estimated worldwide sales in excess of $5 billion, Red Bull is the largest participant in the energy drink sector.  Red Bull is owned by Dietrich Mateschitz, who introduced it to the European market in 1987.  Red Bull’s distributed more than one billion cans in 2001 without owning a single plant, truck or retail outlet.  The taste profile of Red Bull is along medicinal lines with its ingredients being of standard fare.  Due to the lack of competition, Red Bull was able to build a strong a brand and a loyal client base.  Red Bull caters to the action sports community, on-premise liquor sales, and a “yuppie” contingency.  Red Bull is sold through Red Bull exclusive regional distributors in more than 50 countries worldwide.

●
Monster Energy:  Monster Energy is owned by Hansen’s Natural Beverage and in 2007 it achieved $1 billion in revenue for the first time.  Monster has risen to become the second largest energy drink producer behind Red Bull building a predominately strong core following through the sponsorship of major action sports events and teams.  In 2007 the company opted to forsake its established distribution relationships in favor of Anheuser-Busch to take advantage of AB’s on premise liquor business which has left a major void in the conventional beverage distributors’ portfolios.

●
Rock Star: Rock Star Energy is the third largest producer in the energy drink category with approximately 528 million cans sold in 2007.  Rock Star is a California/Nevada based operation with strong ties to the entertainment world.  Rock Star also has shut off its distributors in favor of a national distribution relationship with Coca-Cola.

●
Full Throttle: Full Throttle is in fourth position behind Red Bull, Monster and Rock Star.  FT is owned by Coca-Cola but does not compete nearly as well as the top three, we believe because the corporate image behind Coke and Pepsi is viewed as contrary to the images of “cool and credible” that permeates among a younger target market.

●	AMP: AMP is a new Pepsi product and rounds off the top of the line in the category. We believe it sells on par with Full Throttle and has image issues for similar reasons we raised for Full Throttle.

These five brands represent more than 90% of the percentage of category growth for the 4th quarter of 2007 and 85% of the dollar share (non-alcoholic segment) of the U.S. energy drink market sold through chain convenience stores (these do not include tens of thousands of independent convenience stores that do not track data) and supermarkets (similarly these are major chain supermarket and not small or independent stores) as reported by BEVNET 2008.  The data do not include mass market retailers.

Energy drinks compete principally on branding today.  Taste has not generally received high marks, but functionality and the substantial marketing dollars spent in supporting their respective brands maintains them at the top of the category.  Few have broken through the elite status with them, although the tiers below them represent high dollar volume targets nevertheless.  The marketing approaches of the elite participants today are different than those of Red Bull and others when they first introduced their brands.  They are marketing to a young demographic but reach them through large dollars being paid to obtain the highest profile celebrity endorsers who attract their faithful to their respective brands.  Large dollars are also spent on event sponsorships particularly in the action sports arena.  They spend significant amounts in support of the top athletes and teams in those events.  Their brands are ever present and sell on this expensive top-down push- pull brand recognition they have built.  Because they are national and are found in almost every store, they have moved away from the strategies that have built them into elite brands.  They have also begun to move into other areas, principally music, to attract new young consumers into the category and their brands.

The elite brands today also trade on functionality. However, it is principally the recognition they are able to build with extremely high marketing dollars that maintain their status in the category. Several brands are expanding their SKU’s into new energy drink categories including children energy drinks, coffee energy drinks and high concentration long lasting energy drinks as category line extensions.

We believe there are several avenues on which we compete including on our high taste and functional profiles.  At $1.89-$1.99 per can, we are priced at retail at up to 50 cents less than the existing top brands (even more so with Red Bull as they sell an 8 ounce can at over $2.49 per can) giving us an advantageous value proposition which is important on three levels:  On the distributor level in which the distributor pays less per case for our product and can sell it for more of a profit than other top brands; on the retail level in which retailers are finding they can sell our product over our MSRP but under the retail price suggested by the elite brands to obtain higher margins per ring, and; on a consumer level with those having tried and liked DNA® or heard about it, who are more likely to impulsively reach for it when they see a price of up to 50 cents lower.

Competition - Meat Snacks

In the meat snack segment of our business, the following are our principal competitors:

●
Jack Link’s – The leaders in the beef jerky segment of the meat snack category is Jack Links holding 11 of the top 25 spots and a 44% market share according to a 2009 SCANTRACK convenience survey.  Jack Link’s (Matador) continues to grow as a result of the Frito Lay Partnership.  We believe that it is doubtful that retailers will want to allocate more than 50% of the snack category revenue to one supplier.  Oberto follows in the category with a 7% declining share and rounded out by Penrose and Pemmican.

●	Slim Jim – Holds the outright lead in meat stick (1.0 oz.) sales with nearly two-thirds market and is a clear number two in overall meat snacks with 25% market share.

The top four brands drive nearly 80% of the category dollars but the key factor driving this is All Commodity Volume (ACV) distribution and levels four times greater than the balance of the category according to Scantrack Conv (52 weeks ending 06/13/09) and AC Nielsen (12 weeks ending 06/13/090

Property

We have moved our principal place of business to 506 NW 77th Street, Boca Raton, Florida 33487. This location consists of 5,000 square feet of office and conference room space and also houses our primary warehouse which consists of 12,000 square feet.  Our lease expires in June 2014 and we pay rent of $10,400 per month.  We do not anticipate that we will need to expand the office facility for the next 12 months.

We also maintain two satellite warehouses in Orlando and Tampa to facilitate distribution at a monthly cost of $300 and $250, respectively.  These leases are month to month.  As we expand our distribution geographically, we anticipate that we will require additional warehousing closer to the manufacturing facility and to the distribution which will create a cost savings on shipping for us as well as allow us to service our accounts on a timely basis.  Moreover, those warehouses can support the local and regional sales and sampling staff we take on as we expand our business.

Additionally, we own/lease a fleet of 13 DNA® branded vans which are used for selling, delivery and sampling to outlets.  We purchase or lease these vans new and used as and when we believe the local market can support them.  We also spend an average of $2,000 per vehicle to create the DNA® branded graphics that are distinct to our Company.

Our IT, primarily our web site, is hosted remotely with redundancy capability.

We own and/or lease over 200 branded coolers that are placed primarily at actions sports shops across the state.  We will require more as we expand.  We believe these coolers pay for themselves in 18 months.

Government Regulations

We are not subject to any extraordinary governmental regulations.

Legal Proceedings

We are not involved in any material legal proceedings, nor are we aware of any legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or on our behalf. We disclaim any obligation to update forward looking statements.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.  The following discussion should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this report.

Company Overview and History

DNA Brands, Inc. (hereinafter referred to as “us,” “our,” “we,” the “Company” or “DNA”), was incorporated in the State of Colorado on May 23, 2007 under the name “Famous Products, Inc.”  Prior to July 6, 2010 we were a holding company operating as a promotion and advertising company.  Our current business commenced in May 2006 in the State of Florida under the name “Grass Roots Beverage Company, Inc.” (“Grass Roots”).  Initial operations of Grass Roots included development of our energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida.

Effective July 6, 2010, we executed agreements to acquire all of the remaining assets, liabilities and contract rights of DNA Beverage Corporation of Boca Raton, Florida (“DNA Beverage”), and 100% of the common stock of DNA Beverage’s wholly owned subsidiary Grass Roots Beverage Company, Inc. (“Grass Roots”) in exchange for the issuance of 31,250,000 shares of our common stock. As part of the terms of these transactions, our former President agreed to voluntarily redeem 19,274,400 common shares back to us. The share issuance represented approximately 94.6% of our outstanding shares at the time of issuance.  DNA Beverage intends to distribute these shares to its shareholders of record on September 8, 2010 (the “Record Date”) upon the filing and effectiveness of a registration statement that we intend to file with the SEC. Each DNA Beverage shareholder on the record date will receive 0.729277764 shares of our Common Stock for every one share of DNA Beverage they owned on the Record Date.   We had previously mistakenly announced that the conversion ratio was 0.7787576.

As a result of this transaction we changed our name to “DNA Brands, Inc.”  Our principal offices are located at 506 NW 77th Street, Boca Raton, Florida, 33487, telephone (954) 970-3826.  Our website is www.dnabrandsusa.com.   Additionally, our officers and directors resigned their positions with us and were replaced by the former management team of DNA Beverage. Mr. Darren Marks became a director and our President and CEO, and Mr. Melvin Leiner became a director and our Executive Vice President, Secretary and COO/CFO.

In addition, to the transaction described above, our former Board of Directors approved a “spin-off” of our wholly owned subsidiary company, Fancy Face Promotions, Inc., a Colorado corporation.  The terms of this “spin-off” provide for a dividend to be issued to our shareholders of one share of common stock for every share that our shareholders owned as of July 6, 2010, the record date of the dividend.

Following is our results of operations for the three and nine month periods ended September 30, 2010 and 2009, as well as for the audited period of December 31, 2009 and 2008.  All DNA Beverage share amounts for the three and nine month periods ended September 30, 2010 and 2009, respectively, presented in this report including weighted average shares outstanding and shares outstanding have been adjusted to reflect the conversion ratio of 0.729277764.  Share amounts for the audited periods of December 30, 2009 and 2008, respectively, have not been converted using this conversion ratio.

Results Of Operations

Comparison of Results of Operations for the three and nine months ended September 30, 2010 and September 30, 2009

Revenue

Revenue for the three and nine month periods ended September 30, 2010 was $165,151 and $939,945 respectively, compared to $159,831 and $549,733 for the comparable periods ended September 30, 2009. This increase of 3.3%  and 71.0% for  the three and nine months ended September 30, 2010 compared to the same periods in 2009 is primarily attributable to our growing number of retail distribution channels in 2010, compared to 2009.  While no assurances can be provided, we expect that our ongoing sales and marketing efforts, combined with brand recognition and awards we have received for the quality of our products will generate significant incremental revenue increases in the future.  However our ability to continue to expand our revenue is dependent upon our success in raising additional capital and there can be assurance we will be successful or obtain funding to support our marketing efforts.  See “Liquidity and Capital Resources,” below.

Gross Margin

We calculate gross margin by subtracting cost of goods sold from revenue.  Gross margin percentage is calculated by dividing the gross margin by revenue.  Our gross margin for the three and nine month periods ended September 30, 2010 was $74,602 and $47,704, respectively. Our gross margin for the three and nine month periods ended September 30, 2009 was $196,720 and $164,074, respectively.  For the nine months ended September 30, 2010 our gross margin percentage declined from 29.8% to 20.9%. For the three months ended September 30, 2010, our gross margin percentage increased from 29.8% to 45.2%. The decline in gross margin percentage for the nine months ended September 30, 2010 compared to the same period in 2009 is due to the varying price structures that we have tested during 2010 in various markets. The increase in margin for the three months ended September 30, 2010 compared to the same period in 2009 reflects a number of significant sales in 2010 at margins higher than our 2010 trend. Since we are in our growth phase and a small number of sales and transaction can impact our gross margin percentage, we do not believe that the gross margin percentages for the nine month period in 2010 are indicative of future results. We believe that our future gross margin levels will approach or exceed historic levels as our sales rise. However, there can be no such assurances.

Compensation and Benefits

Compensation and benefits for the three and nine month periods ended September 30, 2010 were $578,523 and $2,981,668, respectively, compared to $361,209 and $1,623,111 for the same periods in 2009.  Due to our limited liquidity, we incentivize key employees with a small base salary and significant stock grants. Our two executive officers have deferred all cash salary since 2008.

Stock grants to employees which are immediately vested are valued at the trading price of our stock on the date of our Board of Directors approved such grants.  On June 1, 2009 we granted five key executives an aggregate of 729,277 shares of immediately vested common stock, which was valued at $580,000. This expense was recorded in the nine month period ended September 30, 2009.  On January 11, 2010 we granted the same employees 1,931,648 immediately vested shares which was valued at $1,245,000 and was charged to expense during the nine months ended September 30, 2010. We believe that due to the thinly traded nature of our stock and the restrictions placed upon these shares that these shares were worth significantly less than the face value of the shares at the time of issuance.

General and Administrative

General and administrative expense (“G&A”) for the three and nine month periods ended September 30, 2010 were $260,585 and $766,520 respectively, compared to $156,580 and $545,714 for the same periods in 2009.  G&A is primarily comprised of office and warehouse rent, utilities, corporate insurance, travel and entertainment, and other expenses. The increase in both the three and nine month periods is attributable to increases in rent, travel, insurance and vehicle expenses.  We believe that we can significantly increase sales levels with minimal increases in G&A.  However, there can be no assurances that we will be successful in increasing sales levels or minimizing G&A expenses in the future.

Professional and outside services

Professional and outside services for the three and nine months ended September 30, 2010 was $1,210,393 and $1,879,925, respectively, compared to $64,220 and $210,231, respectively, for the same periods ended September 30, 2009.  Professional and outside services are comprised primarily of legal, public relations, accounting and other fees. The material increases in 2010 levels are primarily attributable to the issuance of immediately vested stock to pay for these services as well expenses related to the transactions with DNA Beverage. During the three month and nine month periods ended September 30, 2010 we incurred $842,475 and $1,404,413 in expenses related to these stock transactions, compared to nil for both the three and nine month periods ended September 30, 2009.

Selling and marketing expenses

Selling and marketing expenses for the three and nine months ended September 30, 2010 was $188,576 and $639,518, respectively, compared to $38,937 and $235,167 for the same periods ended September 30, 2009. The material increase in selling and marketing expenses during both the three and nine month periods in 2010 compared to 2009 are attributable to increased marketing, promotion and selling efforts.  During 2010, we increased the number of our distribution chains allowing us to utilize a greater number of vehicles to expand our sales territories.  Additionally, we upgraded our sponsorship agreements to include higher profile athletes in an effort to establish a larger national presence. We believe that these increased efforts have yielded a number of new accounts with significant potential for new sources of revenue. There can be no assurances that ongoing and additional marketing efforts will generate new sources of revenue in excess of these marketing expenses

Interest expense

Interest expense for the three and nine months ended September 30, 2010 was $567 and $115,191, respectively compared to $136,283 and $365,329, respectively for the same periods ended September 30, 2009. The primary reason for the significant drop in interest expense for both the three and nine month periods ended September 30, 2010 compared to the same periods in 2009 is attributable to the conversion of the convertible debt to common stock (See Note 10.) in May and June of 2010. As a result the Company no longer recorded interest expense associated with the amortization of loan discount.

Due to the thinly traded nature of our Common Stock and selling restrictions placed upon insiders and executive management, we believe that the amount of shares issued to retire this debt was reasonable.

Net loss

We incurred a net loss of $6,205,500 during the nine month period ended September 30, 2010 ( $0.25 per share) compared to a net loss of $2,831,743 for the nine month period ended September 30, 2009 ($0.20 per share). Since inception we have generated material operating losses. A significant portion of these losses as described in this Report are non-cash in nature, however, the losses remain substantial excluding those items. We believe that based upon our growing distribution channels, recognition of the quality of our products and marketing plan than we can become profitable from operations. However there can be no assurances that we will be successful or that we will have sufficient liquidity to execute our plans.

Comparison of Results of Operations for the  years ended December 31, 2009 and 2008

Revenue

Revenue for the  year ended December 31, 2009 was $667,276 compared to $579,895 for the comparable period ended December 31, 2008.  This increase of 15.1% for year ended December 31, 2009 compared to the year ended December 31, 2008 is primarily attributable to significant expenditures on selling and marketing expense in 2008 which enabled us to sell our products in a growing number of retail distribution channels in 2009 compared to 2008.  While no assurances can be provided, we expect that our ongoing sales and marketing efforts, combined with brand recognition and awards we have received for the quality of our products will generate significant incremental revenue increases in the future.  However our ability to continue to expand our revenue is dependent upon our success in raising additional capital and there can be assurance we will be successful or obtain funding to support our marketing efforts.  See “Liquidity and Capital Resources,” below.

Gross Margin

We calculate gross margin by subtracting cost of goods sold from revenue.  Gross margin percentage is calculated by dividing the gross margin by revenue.  Our gross margin for the year ended December 31, 2009 was $199,156 (29.8%).  Our gross margin for the year ended December 31, 2008 was $94,436 (16.2%).  The increase in gross margin percentage for the year ended December 31, 2009 compared to the same period in 2008 is due to our products mix between beverages and snacks, and due to vary pricing structures used in different regions of the country.  Since we are in our growth phase and a small number of sales and transaction can impact our gross margin percentage, we do not believe that the gross margin percentages for the year ended is indicative of future operating margins will attain. Until we reach higher and more consistent sales level, we believe that our future gross margin levels will vary from period to period, and year to year.

Compensation and Benefits

Compensation and benefits for the  year ended December 31, 2009 were $2,272,551 compared to $1,784,183 for the same period in 2008. The primary reason for the increase in compensation expense in 2009 compared to 2008 is due to a stock grant in 2009.  Due to our limited liquidity, in 2009 we began to we incentivize key employees with a small base salary and significant stock grants in 2009 compared to no stock grants in 2008. Our two executive officers have deferred all cash salary since 2008.

Stock grants to employees which are immediately vested are valued at the trading price of our stock on the date of our Board of Directors approved such grants. On June 1, 2009 we granted five key executives an aggregate of 778,757 shares of immediately vested shares of common stock, which was valued at $580,000. This expense was recorded in the year ended December 31, 2009.  We believe that due to the thinly traded nature of our stock and the restrictions placed upon these shares that these shares were worth significantly less than the face value of the shares at the time of issuance.

General and Administrative

General and administrative expense (“G&A”) for the year ended December 31, 2009 was $733,516 compared to $830,349 for the year ended December 31, 2008.  G&A is primarily comprised of office and warehouse rent, utilities, corporate insurance, travel and entertainment, and other expenses.  The decrease in G&A for the year ended December 31, 2009 is attributable to a decrease in many expense categories including travel, supplies, and storage expenses  We believe that we can significantly increase sales levels with minimal increases in G&A.  However, there can be no assurances that we will be successful in increasing sales levels or minimizing G&A expenses in the future.

Professional and outside services

Professional and outside services for the year ended December 31, 2009 was $333,520 compared to $336,578 for the year ended December 31, 2008.  Professional and outside services are comprised primarily of legal, public relations, accounting and other fees.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2009 was $266,569 compared to $942,258 for the year ended December 31, 2008.  The material decrease in selling and marketing expenses during the year ended December 31, 2009 compared to 2008 is attributable to a decrease of approximately $340,000 in sponsorship expenses, a decrease of $83,000 in slotting expense, and a decrease of approximately $100,000 in marketing expenses as well decrease in numerous other selling expenses.

Interest expense

Interest expense for the year ended December 31, 2009 was $489,974 compared to $31,309 for the year ended December 31, 2008.  This increase was primarily attributable to the amortization of loan discount of approximately $328,000 associated with issuance of the subordinated convertible debentures in 2009 compared to approximately $1,000 in amortization in 2008; as well as interest expense of approximately $100,000 on the subordinated convertible debentures and preferred stock issuance in 2009.

Net loss

We incurred a net loss of $3,918,721 during the year ended December 31, 2009, or, $0.21 per share compared to a net loss of $3,851,577 for the year ended December 31, 2008, or, $0.23 per share.  Since inception we have generated material operating losses. A significant portion of these losses as described in this Report are non-cash in nature, however, the losses remain substantial excluding those items.  We believe that based upon our growing distribution channels, recognition of the quality of our products and marketing plan than we can become profitable from operations. However there can be no assurances that we will be successful or that we will have sufficient liquidity to execute our plans.

Liquidity and Capital Resources

At September 30, 2010, we had $29,539 in cash and cash equivalents.

As reflected in the accompanying financial statements, we have recorded net losses of $6,205,500 and $2,831,743 for the nine month periods ended September 30, 2010 and 2009, respectively. Net cash used in operations from the same periods were $2,421,080 and $1,932,681, respectively.  At September 30, 2010 we had a working capital deficit of $2,368,538 and a stockholders’ deficit of $2,277,152. These matters raise a substantial doubt about our ability to continue as a going concern.

Net cash used in operations was $2,421,080 for the nine month period ended September 30, 2010 compared to $1,932,681 for the same period in 2009. The increase is primarily attributable to an increase in operating losses from $3,042,138 in 2009 to $10,047,346 in 2010; offset in 2010 by common stock issued to officers for note conversion of $3,841,846, common stock issued to employees as compensation of $1,245,500, common stock issued in exchange for services of $1,404,413, and an increase in accounts payable from $77,234 in 2009 to $583,574 in 2010.

Net cash used in investing activities was $73,693for the nine months ended September 30, 2010 compared to nil in the same period in 2009. The increase is attributable to the purchase of equipment of $26,106 and an increase in loans receivable of $47,587 from a related party.

Net cash provided by financing activities was $2,512,920 for the nine month period ended 2010 compared to $1,952,612 for the same period in 2009. The difference is primarily attributable to an increase in net proceeds of common stock issuances, convertible preferred stock and from warrant exercise of $2,012,042 in 2010, compared to $528,470 in 2009, offset by a decrease in net proceeds of officer loans from $1,015,721 in 2009, to $681,750 in 2010.

Our ability to continue to develop our business plan for the future will depend on the future availability of financing. Such financing will be required to enable us to expand the distribution of our products and continue operations. Based upon our current operating activity, we believe will require a minimum of approximately $3.0 million in new funding to execute our business plan during the next year.  We intend to raise funds through private placements of our common stock and possibly through short-term borrowing. While we have engaged in discussions with various investment banking firms, venture capitalists and private investors to provide us these funds, as of the date of this report we have not reached any definitive agreement with any party that has agreed to provide us with the capital necessary to continue to expand our operations to the point where we are generating profits from our operations.  Our inability to obtain sufficient funds from external sources when needed will have a material adverse affect on our plan of operation, results of operations and financial condition.

In July 2010 we commenced a private offering of our Common Stock whereby we are offering up to 3,000,000 shares at an offering price of $0.50 per share to “accredited investors” as that term is defined under the Securities Act of 1933, as amended.  During the three month period ended September 30, 2010 we sold 366,000 shares and have received proceeds of $183,000.  As of the date of this report we have sold an aggregate of 1,220,000 shares and have received proceeds of $610,000 therefrom.

Until we are successful in obtaining additional equity capital we will likely continue to rely upon related-party debt or equity financing in order to ensure the continuing existence of our business.  Additionally we are working on generating new sales from additional retail outlets, distribution centers or through sponsorship agreements; and allocating sufficient resources to continue with advertising and marketing efforts. There can be no assurances that these efforts will be successful. If these efforts are not successful, it could have a material adverse impact.

Trends

Our emphasis over the next 12 months will continue to be to build our brand and increase revenues.  We have been actively involved in discussions with potential investors to provide us with additional equity funding.  While we believe our efforts in this regard will result in our obtaining this funding, as of the date of this report we have no definitive agreement with any third party to provide us with this funding.  Assuming receipt of funding we intend to continue to increase our expansion efforts, including expanding operations into New York and Texas.  Two of the largest snack distributors in these states have agreed to represent us and our products.  The Texas distributor covers the entire state. Texas has over 14,000 convenience store outlets.   DNA meat snacks will be made available to the over 10,000 outlets serviced by the New York distributor.  DNA Meat snacks will be available throughout the major metropolitan region of New York City and its 5 boroughs.

Creating more brand awareness and trials will be addressed through a significant public relations and adverting program.  Public relations will be the responsibility of a prominent Boca Raton, Florida public relations firm who has had major success with food and beverage products. In addition, targeted cable TV advertising, increased “cans in hand” sampling, events and billboards will round out the program.  We will also continue to develop and expand those areas where our products are currently being distributed.  The public relations and advertising program will encompass these locations as well.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the three and nine month periods ended September 30, 2010.

CONTROLS AND PROCEDURES.

Disclosure Controls and Procedures - Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report.

These controls are designed to ensure that information required to be disclosed in the reports we file or submit pursuant to the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, and that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure.

Based on this evaluation, our CEO and CFO concluded that our disclosure controls and procedures were effective as of September 30, 2010, at the reasonable assurance level.  We believe that our consolidated financial statements presented in this report fairly present, in all material respects, our financial position, results of operations, and cash flows for all periods presented herein.

Inherent Limitations - Our management, including our Chief Executive Officer and Chief Financial Officer, do not expect that our disclosure controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdown can occur because of simple error or mistake. In particular, many of our current processes rely upon manual reviews and processes to ensure that neither human error nor system weakness has resulted in erroneous reporting of financial data.

Changes in Internal Control over Financial Reporting - There were no changes in our internal control over financial reporting during the initial nine month period ended September 30, 2010, which were identified in conjunction with management’s evaluation required by paragraph (d) of Rules 13a-15 and 15d-15 under the Exchange Act, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Effective September 10, 2010, by mutual agreement the relationship between our Company and the firm of Ronald R. Chadwick, P.C. (“RRC”), our independent accountant who audited our financial statements beginning in our fiscal year ended October 31, 2007 through our fiscal year ended October 31, 2009, was terminated effective September 10, 2010.  Our Board of Directors authorized this action.  RRC had audited our financial statements for the fiscal years ended October 31, 2007, 2008, and 2009, and reviewed our financial statements for the related interim periods, including the periods ended January 31, 2010 and April 30, 2010.

In connection with the audit of our financial statements as of and for the fiscal years ended October 31, 2007 through October 31, 2009, for the subsequent interim period through April 30, 2010,  and from April 30, 2010 through September 10, 2010, the termination date, there were no disagreements with RRC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of RRC, would have caused them to make reference in connection with its reports to the subject matter of the disagreements.

In addition, effective September 10, 2010, we retained the firm of Mallah Furman, Certified Public Accountants (“Mallah Furman ”), to audit our financial statement for our fiscal year ending December 31, 2010, and include such report as part of our annual report on Form 10-K for our fiscal year ending December 31, 2010.  This change in independent accountants was approved by our Board of Directors.  There were no consultations between us and Mallah Furman prior to their appointment.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

Effective July 6, 2010, we executed an agreement to acquire all of the assets, liabilities and contract rights, as well as Grass Roots from DNA Beverage Corporation in exchange for the issuance of an aggregate of 31,250,000 shares of our Common Stock in favor of DNA Beverage Corporation.  All of these shares are currently being held in trust pending the filing of a registration statement with the SEC in order to allow for the distribution of these shares to the DNA Beverage Corporation’s shareholders of record as of September 8, 2010.

Also, effective July 8, 2010, we issued 673,980 to one person in exchange for services.

We relied upon the exemption from registration provided by Section 4/2 of the Securities Act of 1933, as amended, to issue the aforesaid shares.  We did not receive any cash proceeds from either of the aforesaid two issuances.

ITEM 5.01  CHANGES IN CONTROL OF THE REGISTRANT

The following table sets forth certain information regarding the ownership of Common Stock as of the date of this report by (i) each of our directors, (ii) each of our executive officers, and (iii) all of our directors and executive officers as a group.  Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent Of Class

Common	DNA Beverage Corporation 508 NW 77th Street Boca Raton, Florida, 33487	31,250,000	(1)	95%
Common	All Officers and Directors As a Group (2 persons)	31,250,000	(1)	95%
____________________
(1)
Messrs. Marks and Leiner are the current officers and directors of DNA Beverage Corporation and as such, control the disposition of these shares.  These shares have been placed into trust pending the filing of a registration statement on Form S-1 with the Securities and Exchange Commission following the effectiveness of the DNA Agreements in order to distribute the shares owed by DNA to its respective shareholders.

Description of Securities

Our authorized capital stock consists of 110,000,000 shares, of which 10,000,000 shares are preferred shares, par value $0.001 per share, and 100,000,000 are common shares, par value $0.0001 per share.  There are 33,986,422 common shares issued and outstanding as of the date of this filing.  There are no preferred shares issued or outstanding.

    Common Stock.  All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders.  The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares.  Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors.  In the event of our liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any.  All shares of our common stock issued and outstanding are fully-paid and non-assessable.  Holders of the common stock are entitled to share pro rata in dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available therefore.

Preferred Shares.  Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board of Directors, except that no holder of preferred stock shall have preemptive rights.  We have no shares of preferred stock outstanding, and the Board of Directors does not plan to issue any shares of preferred stock for the foreseeable future, unless the issuance thereof shall be in our best interests.

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS: APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective July 6, 2010, Mr. John Quam did resign his positions as President, Treasurer and as a director of our Company.  There were no disagreements between Mr. Quam and our Company regarding the operation, policies or practices of our Company.  Simultaneous therewith, Darren Marks was appointed as our CEO and President, Mr. Melvin Leiner was appointed our Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Chief Operating Officer.  Subsequently, Mr. Leiner was also appointed as a director. They will hold such positions until the next annual meeting of our Board of Directors or shareholders, as applicable, their resignation, removal or death, whichever occurs first.

The following is a biographical summary of the business experience of our new management:

Darren M. Marks has been the President, Chief Executive Officer and a Director of DNA since August 2007.  Prior, from May 2004 through July 2007, he was the President, CEO and a director of Grass Roots Beverage Company, Inc., Boca Raton, FL.  From 2001 through April 2006, Mr. Marks served in an executive capacity for Royal Strategies and Solutions, Inc., a brokerage services company servicing primarily ethnic food companies seeking to expand distribution and is currently its Vice President and a director.  He has been instrumental in the development, production and marketing of DNA’s initial product offering and has been responsible for developing all DNA’s relationships in the action sports community.  From 1991 to 1997, Mr. Marks served as founder and Vice President of Sims Communications, Inc., a publicly-traded NASDAQ telecommunications company, and was responsible for the creation, design and funding of a national telecommunication program for clients such as Alamo Rent-a-Car and the American Automobile Association.  He devotes substantially all of his time to our affairs.

Melvin Leiner has been Executive Vice President, Secretary, Treasurer and a Director of DNA since August 2007. Prior, from May 2004 through July 2007, he held similar positions with Grass Roots Beverage Company, Inc., Boca Raton, FL.  From 2001 through April 2006, Mr. Leiner served in an executive capacity for Royal Strategies and Solutions, Inc., a brokerage services company servicing primarily ethnic food companies seeking to expand distribution and is currently its President and a director.  Mr. Leiner has over 35 years of entrepreneurial and management experience in developing, initiating, and operating companies in a broad range of industries including the beverage industry.  He has served in an executive capacity and consultant for numerous privately held and public companies in the beverage and telecommunications industries.  Mr. Leiner was also the founder, Chairman and CEO of Sims Communications, Inc., a NASDAQ-traded telecommunications company and former financial consultant with several firms specializing in new ventures.  He evotes substantially all of his time to our affairs.

EXECUTIVE COMPENSATION

Following is a table containing the aggregate compensation paid to our Chief Executive Officer and all other officers who received aggregate compensation exceeding $100,000 during our fiscal years ended December 31, 2009, 2008 and 2007, along with our two highest paid employees:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)(4)	Total Compensation ($)
Darren Marks, CEO/President	2009	$125,000	$0	$116,000	$0	$0	$0	$17,239	$258,239
	2008	$125,000	$0	$0	$0	$0	$0	$16,914	$141,914
	2007	$49,039	$0	$0	$0	$0	$0	$15,847	$64,886

Melvin Leiner, CFO/Treasurer/Secretary	2009	$125,000	$0	$116.000	$0	$0	$0	$9,691	$250,691
	2008	$125,000	$0	$0	$0	$0	$0	$9,511	$134,511
	2007	$49,039	$0	$0	$0	$0	$0	$8,732	$57,771

Ralph D. Sabella	2009	$45,000	$0	$116,000	$0	$0	$0	$29,960	$181,960
	2008	$79,615	$0	$0	$0	$0	$0	$18,864	$98,479
	2007	$88,269	$0	$0	$0	$0	$0	$16,978	$105,247

Ismael A. Llera	2009	$57,692	$0	$116,000	$0	$0	$0	$13,960	$187,652
	2008	$66,346	$0	$0	$0	$0	$0	$12,558	$78,904
	2007	$60,577	$0	$0	$0	$0	$0	$11,303	$71,880
_______________________
(1)	These have been accrued and remain unpaid as ofthe date of this report.
(2)
Represents the issuance of 200,000 shares of Common Stock which had a market price of $0.59 on the date of the Board of Director resolution.  Due to the thinly traded nature of the stock and the restriction placed upon insiders, our Board of Directors believe that the value of these shares at the date of resolution was significantly less than $0.59 per share.

(3)	Represents insurance premiums paid by us.
(4)
In September 2009, Mr Marks and Mr. Leiner converted interest free loans they had extended to us in exchange for Common Stock.  The amount of debt retired for Mr. Marks and Mr. Leiner was $237,240 and $223,818, respectively.  Based upon the trading price of our stock on the date of the Board of Directors resolution, Mr. Marks and Mr. Leiner receive d share value of $98,486 and $111,909, respectively, in excess of the face value of the loans retired.  Due to the thinly traded nature of our Common Stock and due to the restriction placed upon insiders, our Board of Directors believe that the value of these shares was significantly lower than their trading price on the date of the Board of Directors resolution.

Salaries are established by our Board of Directors. We currently do not have a Compensation Committee.  Our two executive officers also currently constitute our Board of Directors and as such, determine their own respective salaries.  However, we believe that the salaries of our executive officers are commensurate with salaries paid to executive officers of other companies in our industry that are at a similar stage of growth.  None of our employees are employed pursuant to an employment agreement.

Our current executive officers receive annual salaries of $125,000 per person. Our directors are not compensated for the performance of their duties as directors, other than reimbursement of out of pocket expenses incurred in the performance of their duties.

We have not adopted any compensation plans or stock plans as of the date of this report, but we do expect to adopt a stock plan in the foreseeable future.

ITEM 5.06  CHANGE IN SHELL COMPANY STATUS

We were classified as a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act) immediately before the closing of the transactions described above in Item 2.01.  As a result of these transactions we are now actively engaged in the businesses described herein.  Consequently, we believe that the transactions have caused us to cease being a shell company.  For information about these transactions please see the information set forth above under Item 2.01 of this Current Report on Form 8-K, which information is incorporated herein by reference.

ITEM 7.01  REGULATION FD DISCLOSURE

Our Press Release relating to our acquisition described above is attached as Exhibit 99.1 and is hereby incorporated.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements.  The audited financial statements of DNA Beverage Corporation for the years ended December 31, 2009 and 2008, along with the unaudited financial statements for the nine month interim periods ended September 30, 2010 and 2009 are included herein.

(b)
Pro forma financial information. The proforma consolidated financial statements of DNA Brands, Inc. for the year ended December 31, 2009 and the nine months ended September 30, 2010 are included herein.

(c)	Shell company transactions. N/A

(d)	Exhibits.

No.	Description

3.3	Amendment to Articles of Incorporation- Name Change (1)

10.1	Share Exchange Agreement with Grass Roots Beverage Co., Inc. (2)

10.2	Purchase and Sale Agreement with DNA Beverage Corporation (2)

99.1	Press Release dated July 12, 2010, announcing closing of transactions with DNA Beverage Corporation(2)
___________________
(1)	Previously filed in Form 8-K/A1 filed October 18, 2010
(2)	Previously filed in Form 8-K filed July 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

DNA BRANDS, INC.
(Registrant)

Dated: December 8, 2010	By:	/s/ Darren Marks
Darren Marks, Chief Executive Officer

(a)  Financial Statements.

DNA Beverage Corporation and Subsidiary

Consolidated Financial Statements

December 31, 2009 and 2008

DNA Beverage Corporation and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
DNA Beverage Corporation and Subsidiary

We have audited the accompanying balance sheets of DNA Beverage Corporation and Subsidiary (“the Company”) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DNA Beverage Corporation and Subsidiary as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company’s dependence on outside financing, lack of sufficient working capital, and recurring losses raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mallah Furman

Fort Lauderdale, Florida
October 15, 2010, except for Notes 2, 4 and 18 as to which the date is December 2, 2010

DNA BEVERAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
	(restated)
ASSETS
Current assets
Cash and cash equivalents	$11,392	$31,128
Accounts receivable, net	17,424	9,015
Inventory	132,158	74,754
Prepaid expenses and other current assets	137,886	18,574
Total current assets	298,860	133,471
Property and equipment, net	42,028	63,775
Total assets	$340,888	$197,246

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$325,853	$410,888
Accrued liabilities	623,748	264,742
Bank loans payable, current portion	24,552	22,937
Loans payable to officers	1,792,278	1,207,063
Total current liabilities	2,766,431	1,905,630
Bank loans payable, net of current portion	14,920	39,954
Convertible, subordinated debentures, net of discounts	439,283	11,464
Loans payable to related party	160,479	167,429
Total liabilities	3,381,113	2,124,477

Commitments and contingencies	-	-

Stockholders' deficit
Convertible preferred stock, $0.0001 par value, 25,000,000 authorized, 748,827 and 2,381,824 issued and outstanding, respectively	75	238
Common stock, $0.0001 par value, 100,000,000 authorized, 24,781,602 and 17,349,061 issued and outstanding, respectively	2,478	1,735
Additional paid-in capital	6,447,813	3,642,666
Accumulated deficit	(9,490,591)	(5,571,870)
Total stockholders' deficit	(3,040,225)	(1,927,231)
Total liabilities and stockholders' deficit	$340,888	$197,246

 The accompanying notes are an integral part of these financial statements.

DNA BEVERAGE CORPORATION
 CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
	(restated)
Sales	$667,276	$579,895
Cost of goods sold	468,120	485,459
Gross margin	199,156	94,436
Operating expenses
Compensation and benefits	2,272,551	1,784,183
Depreciation expense	21,747	21,335
General and administrative expenses	733,516	830,349
Professional and outside services	333,520	336,578
Selling and marketing expenses	266,569	942,258
Total operating expenses	3,627,903	3,914,703
Loss from operations	(3,428,747)	(3,820,267)
Other expense
Interest expense	(489,974)	(31,310)
Total other expense	(489,974)	(31,310)
Loss before income taxes	(3,918,721)	(3,851,577)
Income taxes	-	-
Net loss	$(3,918,721)	$(3,851,577)

Loss per share:
Basic and diluted	$(0.21)	$(0.23)

Weighted average number of common shares outstanding:
Basic and diluted	18,587,274	17,060,104

The accompanying notes are an integral part of these financial statements.

DNA BEVERAGE CORPORATION
 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
 FOR THE YEARS ENDED DECEMBER 31, 2009 (restated) AND 2008

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Issued	Amount	Capital	Deficit	Total

Balance, December 31, 2007	-	$-	16,828,453	$1,683	$959,378	$(1,720,293)	$(759,232)

Issuance of convertible preferred stock in connection with private offerings	2,381,824	238	-	-	1,310,977	-	1,311,215
Issuance of common stock warrants in connection with private offering of preferred stock	-	-	-	-	833,435	-	833,435
Issuance of common stock in connection with private offerings	-	-	355,000	35	137,858	-	137,893
Issuance of common stock warrants in connection with private offering of common stock	-	-	-	-	199,357	-	199,357
Issuance of common stock in exchange for consulting and professional services	-	-	165,608	17	124,189	-	124,206
Recognition of beneficial conversion features embedded within convertible, subordinated debentures	-	-	-	-	68,664	-	68,664
Issuance of common stock warrants in connection with offering of convertible, subordinated debentures	-	-	-	-	8,808	-	8,808
Net loss	-	-	-	-	-	(3,851,577)	(3,851,577)

Balance, December 31, 2008	2,381,824	238	17,349,061	1,735	3,642,666	(5,571,870)	(1,927,231)

Conversion of convertible preferred stock into common stock	(3,151,408)	(315)	5,285,215	528	51,273	-	51,486
Issuance of convertible preferred stock in connection with private offerings	1,518,411	152	-	-	775,644	-	775,796
Issuance of common stock warrants in connection with private offering of preferred stock	-	-	-	-	358,008	-	358,008
Issuance of common stock in connection with private offerings	-	-	100,000	10	38,827	-	38,837
Issuance of common stock warrants in connection with private offering of common stock	-	-	-	-	56,163	-	56,163
Issuance of common stock in exchange for consulting and professional services	-	-	10,000	1	6,799	-	6,800
Issuance of common stock as compensation to key membersof management	-	-	1,000,000	100	579,900	-	580,000
Issuance of common stock in exchange for conversion of debt with officers	-	-	895,270	90	460,969	-	461,059
Issuance of common stock in exchange for extension of maturity of convertible, subordinated debenture	-	-	10,000	1	4,499	-	4,500
Issuance of common stock in connection with common stock warrant exercises	-	-	132,056	13	56,135	-	56,148
Recognition of beneficial conversion features embedded within convertible, subordinated debentures	-	-	-	-	350,426	-	350,426
Issuance of common stock warrants in connection with offering of convertible, subordinated debentures	-	-	-	-	66,504	-	66,504
Net loss	-	-	-	-	-	(3,918,721)	(3,918,721)

Balance, December 31, 2009	748,827	$75	24,781,602	$2,478	$6,447,813	$(9,490,591)	$(3,040,225)

 The accompanying notes are an integral part of these financial statements.

DNA BEVERAGE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
	(restated)
Cash flows from operating activities:
Net loss	$(3,918,721)	$(3,851,577)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	21,747	21,335
Non-cash interest expense related to convertible, subordinated
debentures	328,245	1,128
Provision for doubtful accounts	6,523	6,530
Common stock issued in exchange for services	6,800	124,206
Common stock issued in exchange for financing costs - extension
of debt maturity	4,500	-
Common stock issued in exchange for financing costs - interest expense	51,486	-
Common stock issued as employee compensation	580,000	-
Common stock warrants issued with convertible, subordinated
debentures	66,504	8,808
Changes in operating assets and liabilities:
Accounts receivable	(14,932)	26,154
Inventory	(57,404)	(42,730)
Prepaid expenses and other current assets	(119,311)	63,372
Accounts payable	(85,035)	211,737
Accrued liabilities	359,006	263,159
Total adjustments	1,148,128	683,699
Net cash used in operating activities	(2,770,592)	(3,167,878)
Cash flows from investing activities:
Purchase of property and equipment	-	(12,290)
Net cash used in investing activities	-	(12,290)
Cash flows from financing activities:
Net proceeds from bank loans	-	8,877
Net proceeds from officer loans	1,046,272	746,005
Net proceeds from convertible, subordinated debentures	450,000	79,000
Net payment of loans payable to related party	(6,950)	(91,801)
Payments of bank loans payable	(23,418)	(19,627)
Net proceeds from the issuance of convertible, preferred stock	1,133,804	2,144,650
Net proceeds from the issuance of common stock	95,000	337,250
Net proceeds from the exercise of common stock warrants	56,148	-
Net cash provided by financing activities	2,750,856	3,204,354
Net (decrease) increase in cash and cash equivalents	(19,736)	24,186
Cash and cash equivalents at beginning of period	31,128	6,942
Cash and cash equivalents at end of period	$11,392	$31,128

Supplemental disclosures:
Interest paid	$16,953	$20,354
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

The Company’s business commenced in May, 2006 in the State of Florida under the name “Grass Roots Beverage Company, Inc.”(“Grass Roots”). Initial operations of Grass Roots included development of energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida.The Company began selling its energy drink in the State of Florida in 2007.  In August 2007, Grass Roots engaged in a share exchange with Imagine Holding Corporation (“Imagine”) wherein all of the issued and outstanding stock of Grass Roots was acquired by Imagine making Grass Roots a wholly-owned subsidiary.  As part of this transaction, Imagine’s name was changed to “DNA Beverage Corporation.”

The Company produces markets and sells a proprietary line of three carbonated blends of DNA Energy Drinks®, as well as a line of meat snacks made up of two beef jerky flavors, three flavors of beef sticks and other related products.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Grass Roots. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenues from the sale of carbonated energy drinks, meat snacks and other related products.  Revenue is recognized when all of the following elements are satisfied: (i) there are no uncertainties regarding customer acceptance; (ii) there is persuasive evidence that an agreement exists; (iii) delivery has occurred; (iv) legal title to the products has transferred to the customer; (v) the sales price is fixed or determinable; and (vi) collectability is reasonably assured.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, inventory, prepaid expenses, accounts payable, accrued liabilities, capital lease obligations, and loans payable.  The carrying values of the short-term financial instruments approximate their fair value due to the short-term nature of these instruments.  The fair values of the long-term leases and loans payable have interest rates that approximate market rates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits and a money market fund that invests in short-term debt securities. The carrying amount of cash and cash equivalents approximates fair value.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies (continued)

Accounts Receivable and Allowance for Doubtful Accounts

The Company bills accounts receivable after its products are shipped. The Company bases its allowance for doubtful accounts on estimates of the creditworthiness of customers, analysis of delinquent accounts, payment histories of its customers and judgment with respect to the current economic conditions. The Company generally does not require collateral. The Company believes the allowances are sufficient to cover uncollectible accounts. The Company reviews its accounts receivable aging on a regular basis for past due accounts, and writes off any uncollectible amounts against the allowance.

Inventory

Inventory is stated at the lower of cost or market.  Cost is principally determined by using the average cost method that approximates the First-In, First-Out (FIFO) method of accounting for inventory.  Inventory consists of raw materials as well as finished goods held for sale.  The Company’s management monitors the inventory for excess and obsolete items and makes necessary valuation adjustments when required.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation.  Replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment 5 Years
Furniture and fixtures 5 Years

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the book value of the assets may not be recoverable. In accordance with Accounting Standards Codification (“ASC”) 360-10-35-15 Impairment or Disposal of Long-Lived Assets which replaced, Statement of Financial Accounting Standards No. 144, (“SFAS No. 144”), recoverability is measured by comparing the book value of the asset to the future net undiscounted cash flows expected to be generated by the asset.

No events or changes in circumstances have been identified which would impact the recoverability of the Company’s long-lived assets reported at December 31, 2009 and 2008.

Derivative Instruments

The Company does not enter into derivative contracts for purposes of risk management or speculation. However, from time to time, the Company enters into contracts, namely convertible notes, that are not considered derivative financial instruments in their entirety, but that include embedded derivative features.

In accordance with Financial Accounting Standards Board (“FASB”)Accounting Standards Codification ("ASC") Topic 815-15, Embedded Derivatives, and guidance provided by the SEC Staff, the Company accounts for these embedded features as a derivative liability or equity at fair value.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies (continued)

Derivative Instruments (continued)

The recognition of the fair value of the derivative instrument at the date of issuance is applied first to the debt proceeds. The excess fair value, if any, over the proceeds from a debt instrument, is recognized immediately in the statement of operations as interest expense. The value of derivatives associated with a debt instrument is recognized at inception as a discount to the debt instrument and amortized to interest expense over the life of the debt instrument. A determination is made upon settlement, exchange, or modification of the debt instruments to determine if a gain or loss on the extinguishment has been incurred based on the terms of the settlement, exchange, or modification and on the value allocated to the debt instrument at such date.

Stock-Based Compensation

The Company applies, codified ASC 718 Compensation – Stock Compensation, to stock-based compensation awards.  ASC 718 which replaced Statement of Financial Accounting Standards No. 123R Share-based Payment   requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees, and directors. The Company records common stock issued for servicesor for liability extinguishments at the closing market price for the date in which obligation for payment of services is incurred.

Stock compensation arrangements with non-employee service providers are accounted for in accordance withASC 505-50 Equity-Based Payments to Non-Employees, using a fair value approach.  The compensation costs of these arrangements are subject to re-measurement over the vesting terms as earned. ASC 505-50 replaces EITF No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Stock Purchase Warrants

The Company has issued warrants to purchase shares of its common stock.  Warrants have been accounted for as equity in accordance withASC 480,Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,Distinguishing Liabilities from Equity. ASC 480 replaces EITF Issue No. 00-19:

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

The Company accounts for income taxes in accordance withASC 740-10-25, Income Taxes--Overall-Recognition.  ASC 740-10-25 replaces FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty Income Taxes which the Company adopted in 2007. The Company did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of adopting ASC-10-25.  The Company’s practice is to recognize interest and /or penalties related to income tax matters in income tax expense as incurred.

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share using the weighted average number of shares of common stock outstanding during the period.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

2.  Restatement

In November of 2010, the Company determined that the interest expense in the audited financial statements for the year ended December 31, 2009 was erroneously overstated by $210,394. The overstatement resulted from the Company recognizing an interest charge upon the conversion of loans payable to officers into common shares at fair market value; as opposed to the carrying value of the related loans. The Company has assessed the impact of this error and determined that the impact of such error was material for this period. Accordingly, the Company has restated its financial statements for the period ended December 31, 2009.

The effect of the restatement on the previously issued audited financial statements for the year ended December 31, 2009 is presented in the following table:

	December 31, 2009 (as Originally Reported)	Effect of Restatement	December 31, 2009 (Restated)
Consolidated Balance Sheets:
Additional paid-in capital	$6,658,207	$(210,394)	$6,447,813
Accumulated deficit	$(9,700,985)	$210,394	$(9,490,591)

Consolidated Statements of Results:
Interest Expense	$(700,368)	$210,394	$(489,974)
Net Loss before income taxes	$(4,129,115)	$210,394	$(3,918,721)
Net loss	$(4,129,115)	$210,394	$(3,918,721)

Basic and diluted loss per share	$(0.22)	$0.01	$(0.21)

Consolidated Statements of Cash Flows:
Net loss	$(4,129,115)	$210,394	$(3,918,721)
Common stock issued in exchange for debt conversion with officers	$210,394	$(210,394)	$-

3.  Recently Issued Accounting Pronouncements

On July 1, 2009, the FASB officially launched the FASB ASC 105“Generally Accepted Accounting Principles”, which established the FASB Accounting Standards Codification (“the Codification”), as the single official source of authoritative, nongovernmental, U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission.  The Codification is designed to simplify U.S. GAAP into a single, topically ordered structure.  All guidance contained in the Codification carries an equal level of authority.  The Codification is effective for interim and annual periods ending after September 15, 2009.  Accordingly, the Company refers to the Codification in respect of the appropriate accounting standards throughout this document as “FASB ASC”.  Implementation of the Codification did not have any impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standard Update “ASU” No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value”.  This ASU clarifies the fair market value measurement of liabilities.  In circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a technique that uses quoted price of the identical or a similar liability or liabilities when traded as an asset or assets, or another valuation technique that is consistent with the principles of Topic 820 such as an income or market approach.  ASU No. 2009-05 was effective upon issuance and it did not result in any significant financial impact on the Company upon adoption.

 In September 2009, the FASB issued ASU No. 2009-12 “Fair Value Measurements and Disclosures (Topic 820) – Investments in Certain Entities That Calculate Net Asset Value per Share (or its equivalent)”.  This ASU permits use of a practical expedient, with appropriate disclosures, when measuring the fair value of an alternative investment that does not have a readily determinable fair value.  ASU No. 2009-12 is effective for interim and annual periods ending after December 15, 2009, with early application permitted.  Since the Company does not currently have any such investments, it does not anticipate any impact on its financial statements upon adoption.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”.  SFAS No. 167 addresses the effect on FASB Interpretation 46(R), “Consolidation of Variable Interest Entities” of the elimination of the qualifying special-purpose entity concept of SFAS No. 166, “Accounting for Transfers of Financial Assets”.  SFAS No. 167 also amends the accounting and disclosure requirements of FASB Interpretation 46(R) to enhance the timeliness and usefulness of information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the Company’s first interim reporting period that begins after November 15, 2009. Earlier application is prohibited.  The Company does not anticipate any significant financial impact from adoption of SFAS No. 167. As of December 31, 2009, SFAS No. 167 has not been added to the Codification.

In May 2009 and as updated February 2010, the FASB issued FASB ASC 855, “Subsequent Events”.  This Statement addresses accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  FASB ASC 855 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, the date issued.  The Company adopted this Statement in 2009.  As a result the date through which the Company has evaluated subsequent events and the basis for that date have been disclosed in Note 18.

In April 2009, the FASB issued an update to FASB ASC 820, “Fair Value Measurements and Disclosures”, related to providing guidance on when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.  The update clarifies the methodology to be used to determine fair value when there is no active market or where the price inputs being used represent distressed sales.  The update also reaffirms the objective of fair value measurement, as stated in FASB ASC 820, which is to reflect how much an asset would be sold in and orderly transaction, and the need to use judgment to determine if a  formerly active market has become inactive, as well as to determine fair values when markets have become inactive.  The Company adopted this Statement in 2009 without significant financial impact.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

3.  Recently Issued Accounting Pronouncements (continued)

In December 2007, the FASB issued an update to FASB ASC 810, “Consolidation”, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of non-controlling owners. The Company adopted this update in 2009 without significant impact on the consolidated financial position, results of operations, and disclosures.

In June 2009, ASC 810.10, Amendments to FASB Interpretation No. 46(R), was issued. The objective of ASC 810.10 is to amend certain requirements of ASC 860 (revised December 2003), Consolidation of Variable Interest Entities, or ASC 860 to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASC 810 carries forward the scope of ASC 860, with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Accounting for Transfers of Financial Assets. ASC 810.10 nullifies FASB Staff Position ASC 860, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The principal objectives of these new disclosures are to provide financial statement users with an understanding of:

a.
The significant judgments and assumptions made by an enterprise in determining whether it must consolidate a variable interest entity and/or disclose information about its involvement in a variable interest entity;

b.
The nature of restrictions on a consolidated variable interest entity’s assets and on the settlement of its liabilities reported by an enterprise in its statement of financial position, including the carrying amounts of such assets and liabilities;

c.	The nature of, and changes in, the risks associated with an enterprise’s involvement with the variable interest entity; and

d.	How an enterprise’s involvement with the variable interest entity affects the enterprise’s financial position, financial performance and cash flows.

ASC 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. The provisions of ASC 810 need not be applied to immaterial items.

4.  Going Concern

As reflected in the accompanying financial statements, the Company has recorded net losses of $3,918,721, and $3,851,577 for the periods ended December 31, 2009 and 2008, respectively. Net cash used in operations from the same periods were $2,770,593 and, $3,167,878, respectively.  At December 31, 2009 the Company had a working capital deficit of $2,467,571 and a stockholders’ deficit of $3,040,226. These matters raise a substantial doubt about the Company’s ability to continue as a going concern.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

4.  Going Concern (continued)

The ability of the Company to continue as a going concern is dependent on management's plans, which includes implementation of its business plan and continuing to raise funds through debt or equity raises. The Company will likely continue to rely upon related-party debt or equity financing in order to ensure the continuing existence of the business.  Additionally the Company is working on generating new sales from additional retail outlets, distribution centers or through sponsorship agreements; andallocating sufficient resources to continue with advertising and marketing efforts.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

5.     Inventory

The following table sets forth the composition of the Company’s inventory as of December 31, 2009 and 2008:

	2009	2008

Raw materials	$3,712	$-
Finished goods - beverages and meat snacks	128,446	74,754
Total inventory	$132,158	$74,754

6.   Accounts Receivable, net

The following table sets forth the composition of the Company’s accounts receivable as of December 31, 2009 and 2008:

	2009	2008

Accounts Receivable	$21,161	$15,988
Less: Reserve for doubtful accts	(3,737)	(6,973)
Accounts Receivable, net	$17,424	$9,015

Bad debt expense for the periods ended December 31, 2009 and 2008 were $6,523 and $6,530, respectively.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

7.   Prepaid Expenses

Prepaid expenses consist of the following as of December 31, 2009 and 2008:

	2009	2008
Sponsorship agreement	$100,000	$-
Security deposit	10,000	10,000
Employee and other advances	26,386	8,574
Miscellaneous,other	1,500	-
Total prepaid assets	$137,886	$18,574

8.  Property and Equipment, Net

The following table sets forth the composition of the Company’s property and equipment as of December 31, 2009 and 2008:

	2009	2008
Equipment	$99,579	$99,579
Furniture and fixtures	9,156	9,156
Accumulated depreciation	(66,707)	(44,960)
Total property and equipment, net	$42,028	$63,775

Depreciation expense totaled $21,747 and $21,335 for the years ended December 31, 2009 and 2008.

9.  Accrued Liabilities

The following table sets forth the composition of the Company’s accrued liabilities as of December 31, 2009 and 2008:

	2009	2008
Accrued salaries - officers	$540,000	$250,000
Accrued interest	22,565	279
Payroll taxes and penalties	61,183	14,463
Total accrued expenses	$623,748	$264,742

        Due to the shortage of liquidity, the Company’s two principal executive officers have deferred their salaries since 2008.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

10.  Bank Loans Payable

Bank loan payable were comprised primarily of bank financing for vehicles and equipment coolers for the Company’s products. The range of interest rates on these loans was 9% to 26%. The following table sets for the current and long term portions of bank loans as of December 31, 2009 and 2008.

	2009	2008
Bank loans	$39,472	$62,891
Less: Current portion of bank loans	(24,552)	(22,937)
Total long term-bank loans	$14,920	$39,954

11.   Convertible, subordinated debentures, net of discount

A summary of the issuances of all convertible notes in 2009 and 2008 are as follows:

Issue Dates	Interest Rate	Face Value	Original Due Date	Conversion Rate of Face Value to Common Shares
12/16/2008	10%	$25,000	12/31/2009	.514
12/19/2008	12%	54,000	12/31/2009	.642
2/19/2009	10%	50,000	02/18/2010	.514
3/31/2009	12%	50,000	03/31/2010	.514
4/15/2009	8%	250,000	07/15/2009	.642
6/23/2009	12%	25,000	07/31/2010	.514
9/9/2009	12%	75,000	12/31/2010	.514
Total		$529,000

	2009	2008

Loans payable to officers	$1,792,278	$1,207,063
	$1,792,278	$1,207,063

Convertible notes consist of the following as of December 31, 2009 and 2008:

	2009	2008

Convertible notes-face value	$529,000	$79,000
Loan discount	(419,090)	(68,664)
Add: amortization of loan discount	329,373	1,128
Net convertible notes	$439,283	$11,464

As of December 31, 2009 and 2008 the Company had outstanding convertible notes to various non-related parties in the aggregate amount of $529,000 and $79,000, respectively. These notes were issued at varying interest rates from 8% to 12% with varying conversion rates and formulas that enable the noteholders to convert these notes to common stock. Due to limited liquidity the Company was unable to pay off any of the convertible notes on the original due date, and as result negotiated extensions on the loans by either lowering the conversion price, or granting warrants to purchase the Company’s common stock.

The calculated value of the conversion feature that resulted in the above discount was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31:

	2009	2008

Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.55%	3.45%
Expected volatility (3)	147.7%	141.2%
Expected life (in years) (4)	0.3- 1.0	1.0

The Company has no history or expectation of paying cash dividends on its common stock.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

11.   Convertible, subordinated debentures, net of discount (continued)

(1)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant
(2)	The volatility of the Company stock is based on three similar publicly traded companies.
(3)	The Company used the average volatility rate of the three companies.
(4)	The expected life represents the due date of the note

The loan discount is amortized to interest expense over the expected time the notes would be converted to common stock.

12.   Loans payable to officers

Loans payable to officers consist of the following at December 31, 2009 and 2008:

Since the inception of the Company, its principal executive officers have loaned the Company significant amounts of operating capital on an interest free basis and without formal repayment terms.

In October 2009, the Company agreed to issue 895,270 shares of the Company’s common stock in exchange for the officer’s converting $461,058 of loans payable.

13.  Loans Payable Related Party

The Company through its wholly-owned subsidiary Grass Roots maintains a brokerage agreement with Royal Strategies and Solutions, Inc (“RSS”), a related party. Under the terms of the agreement, RSS promotesthe Company’s products in return for a commission on successful sales or sales agreements. The Company also shares a common base of majority stockholders with RSS.  Additionally, the Company’s principal executive officersalso serve as corporate officers to RSS.

RSS leases office space and a warehouse which is partially subleased tothe Company. The Company utilizes this space for the warehousing and distribution of its products.  In addition, RSS is financially responsible for other operating costs and personnel that are utilized by or dedicated to the Company. The Company, in turn, provides cash financing to RSS; either via allocated charge backs or non-interest bearing loans.

Under the guidelines of ASC 810.10, Amendments to FASB Interpretation No. 46(R), “if a reporting entity is not the primary beneficiary but has a variable interest in the variable interest entity, the reporting entity is required to disclose related information in its financial statements.”  Based upon tests performed, the Company has determined that it has a variable interest in RSS but is not the primary beneficiary; and, therefore has not consolidated the financial statements of RSS with the Company.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

13.  Loans Payable Related Party (continued)

Loans payable to RSS was as follows at December 31, 2009 and 2008:

	2009	2008

Loans payable to related party	$160,479	$167,429
	$160,479	$167,429

For the periods ended December 31, 2009 and 2008 the Company recorded $336,750 and $277,756 in expenses, respectively, from activity associated with RSS. These expenses were comprised primarily of brokerage fees, commissions and administrative services.  In the event the Company discontinued using RSS as a provider of these brokerage services, it would not have a material impact on the Company’s financial condition or operations.

 The maximum exposure to loss that exists as a result of the Company's involvement with RSS can not be quantified as such exposure would include responsibility for the remainder of the leased office space and warehouse, unknown personnel costs and undeterminable promotional costs that have been the responsibility of RSS.

14.   Equity

At December 31, 2009 and 2008, the Company was authorized to issue 100,000,000 shares, of $0.0001 par value common stock, and 25,000,000 shares of $0.001 preferred stock. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. Each share of common stock is entitled to one vote.

Since 2007 the Company has issued and sold preferred, common stock, and detachable stock warrants to fund a significant portion its operations. Additionally, the Company has issued common shares to compensate its employees as well as to retire debt. The value of each equity component was determined based on Black Scholes methodology using the following assumptions:

	2009	2008

Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.55%	3.45%
Expected volatility (3)	147.7%	141.2%
Expected life in years (4)	5.0	5.0

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant

DNA Beverage Corporation
Notes to Consolidated Financial Statements

14.   Equity (continued)

(3)	The volatility of the Company stock is based on three similar publicly traded companies.
The Company used the average volatility rate of the three companies.
(4)	The expected life represents the life of the warrant

The following table reflects all outstanding and exercisable warrants for the years ended December 31, 2009 and 2008.  During the month of December 2009 the Company temporarily reduced the strike price of all outstanding warrants to $0.50.  All stock warrants were immediately vested upon issuance and are exercisable for a period five years from the date of issuance.

			Weighted
			Average
		Number	Remaining Life
		Outstanding and	Contractual Life
Exercise Price	Period Ended	Exercisable	in Years
$1.50 warrants	December 31, 2008	2,676,074	4.51
$1.75 warrants	December 31, 2008	294,250	4.86
Total		2,970,324	4.54

$1.50 warrants	December 31, 2009	2,727,824	3.55
$1.75 warrants	December 31, 2009	1,864,411	4.38
Total		4,592,235	3.89

The following table reflects the activity of exercisable warrants for the years ended December 31, 2009 and 2008.

	Number of	Weighted	Remaining
	Warrants	Average	Contractual
	Outstanding	Exercise Price	Life (Years)

Balance, December 31, 2007	-	$-	-
Warrants issued	2,970,324	1.52	4.55
Balance, December 31, 2008	2,970,324	1.52	4.55
Warrants issued	1,754,967	1.74	4.62
Warrants exercised	(133,056)	0.50	-
Balance, December 31, 2009	4,592,235	$1.60	3.89

The Company has not adopted a formal stock plan. As of December 31, 2009 and 2008, the Company had not committed to issue stock options to any of its employees or consultants.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

15.   Earnings Per Share

In accordance with ASC 260, which replaced SFAS No. 128, Earnings per Share (“SFAS No. 128”), basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed similarly to basic net loss per share, except that the denominator is increased to include all potential dilutive common shares, including outstanding options and warrants.  Potentially dilutive common shares have been excluded from the diluted loss per common share computation for each of the two years ended December 31, 2009 and 2008 because such securities have an anti-dilutive effect on loss per share due to the Company’s net loss.

The following table sets forth as of December 31, 2009 and 2008 the number of potential shares of common stock that have been excluded from diluted earnings per share because their effect was anti-dilutive:

	2009	2008

Preferred stock convertible to common shares	1,785,128	3,559,862
Outstanding $1.50 warrants	2,727,824	2,676,074
Outstanding $1.75 warrants	1,864,411	294,250
Total	6,377,363	6,530,186

16.   Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  As of December 31, 2009, the Company had net operating loss carryforwards (“NOL’s) of $9,490,591 which expire at various times through 2025. Utilization of the NOL’s is subject to the company generating future profits from operations. The tax years 2007 through 2009 remain open to examination by federal authorities and other jurisdictions of which the company operates.

Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

16.   Income Taxes (continued)

The components of income taxes are as follows for the years ended December 31, 2009 and 2008:

	2009	2008
Current taxes
Federal-benefit	$(1,445,190)	$(1,337,092)
State-benefit	(206,455)	(192,579)
	(1,651,645)	(1,529,671)
Change in deferred taxes	-	-
Change in valuation allowance	1,651,645	1,529,671

Income taxes	$-	$-
Effective tax rate	-%	-%
 The tax effects of significant items that give rise to deferred taxes are:

	2009	2008
Current deferred tax assets:
Net operating loss carryforward	$3,880,000	$2,228,748
Deferred tax assets	3,880,000	2,228,748
Less: Valuation allowance	(3,880,000)	(2,228,748)
Total deferred tax assets	-	-

Consistent with the provisions of ASC Topic 740, “Income Taxes,” the Company regularly estimates its ability to recover deferred tax assets and establishes a valuation allowance against deferred tax assets that is  determined to be “more-likely-than not” recoverable.  This evaluation considers several factors, including an estimate of the likelihood of generating sufficient taxable income in future periods over which temporary differences reverse, the expected reversal of deferred tax liabilities, past and projected taxable income and available tax planning strategies.  A combined (federal and state) tax rate, with a maximum of 37.6%, was used to calculate the deferred taxes presented in the accompanying balance sheets.

At December 31, 2009, the Company had a net operating loss carry-forward totaling approximately $3,880,000 which is available to offset future income.

The Company’s tax positions remain subject to examination by major tax jurisdictions for the years 2009, 2008 and 2007. As of June 30, 2010, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

17.   Commitments

Leases

        The Company subleases office and warehouse space in Boca Raton, Florida from RSS at the rate of $11,035 per month on a month to month basis.

Sponsorship and Other Agreements

As part of its marketing efforts, the Company enters into sponsorship agreements with athletes and celebrity spokespersons to promote its products. These agreements typically are for one or two year periods. As of December 31, 2009 the Company was committed to a one year sponsorship agreements with a prominent auto racing team that displays the Company’s logo for $585,000

18.   Subsequent Events

We have evaluated subsequent events from the period January 1, 2010 through December 2, 2010.

DNA Beverage Corporation
Notes to Consolidated Financial Statements

18.   Subsequent Events (continued)

On July 6, 2010, the Company executed an agreement with Famous Products, Inc. (“Famous”) whereby Famous acquired the Company’s subsidiary, Grass Roots Beverage and all of the remaining assets, liabilities and contract rights of the Company, in exchange for the issuance of 31,250,000 shares of Famous.  As a result of this transaction, the Company’s officers and directors replaced the officers and directors of Famous who resigned concurrent with the transaction.  The Company changed its name to “DNA Brands, Inc.”, and  the Company f/k/a as Famous Products Inc. was deemed the legal acquirer.

DNA Brands, Inc.
Consolidated Financial Statements

SEPTEMBER 30, 2010 AND 2009

DNA Brands, Inc.
Index to Consolidated Financial Statements

Consolidated Balance Sheets	F-24
Consolidated Statements of Operations	F-25
Consolidated Statements of Cash Flows	F-26
Notes to Consolidated Financial Statements	F-27 – F-36

DNA BRANDS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$29,539	$11,392
Accounts receivable, net	145,042	17,424
Inventory	153,973	132,158
Prepaid expenses and other current assets	42,127	137,886
Total current assets	370,681	298,860
Property and equipment, net	48,735	42,028
Advances to related party	47,587	-
Total assets	$467,003	$340,888

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$909,427	$325,853
Accrued expenses	976,448	623,748
Bank loans payable, current portion	14,144	24,552
Loans payable to officers	839,200	1,792,278
Total current liabilities	2,739,219	2,766,431
Bank loans payable, net of current portion	4,936	14,920
Convertible, subordinated debentures, net of discounts	-	439,283
Advances from related party	-	160,479
Total liabilities	2,744,155	3,381,113

Commitments and contingencies	-	-

Stockholders' deficit
Preferred stock, $0.001 par value, 10,000,000 authorized, zero and zero issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 34,064,980 and 19,847,671 issued and outstanding, respectively	34,065	19,848
Additional paid-in capital	13,595,268	6,430,518
Accumulated deficit	(15,906,485)	(9,490,591)
Total stockholders' deficit	(2,277,152)	(3,040,225)
Total liabilities and stockholders' deficit	$467,003	$340,888

The accompanying notes are an integral part of these financial statements.

DNA BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales	$165,151	$159,831	$939,945	$549,733
Cost of goods sold	90,549	112,127	743,225	385,659
Gross margin	74,602	47,704	196,720	164,074
Operating expenses
Compensation and benefits	578,523	361,209	2,981,668	1,623,111
Depreciation expense	6,797	5,481	19,398	16,266
General and administrative expenses	260,585	156,580	766,520	545,713
Professional and outside services	1,210,393	64,220	1,879,925	210,231
Selling and marketing expenses	188,576	38,937	639,518	235,167
Total operating expenses	2,244,874	626,427	6,287,029	2,630,488
Loss from operations	(2,170,272)	(578,723)	(6,090,309)	(2,466,414)
Other expense
Interest expense	(567)	(136,283)	(115,191)	(365,329)
Total other expense	(567)	(136,283)	(115,191)	(365,329)
Loss before income taxes	(2,170,839)	(715,006)	(6,205,500)	(2,831,743)
Income taxes	-	-	-	-
Net loss	$(2,170,839)	$(715,006)	$(6,205,500)	$(2,831,743)

Loss per share:
Basic and diluted	$(0.07)	$(0.05)	$(0.25)	$(0.20)

Weighted average number of common shares outstanding:
Basic and diluted	32,451,006	14,882,992	24,473,321	14,521,095

The accompanying notes are an integral part of these financial statements.

DNA BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

	2010	2009
Cash flows from operating activities:
Net loss	$(6,205,500)	$(2,831,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	19,398	16,266
Non-cash interest expense related to convertible, subordinated
debentures	89,717	270,147
Provision for doubtful accounts	49,578	7,848
Common stock issued in exchange for services	1,404,413	-
Common stock issued in exchange for financing costs - extension
of debt maturity	-	4,500
Common stock issued as employee compensation	1,245,500	580,000
Common stock warrants issued with convertible, subordinated
debentures	-	66,504
Share based compensation expense related to employee
stock option grants	105,032	-
Changes in operating assets and liabilities:
Accounts receivable	(177,196)	(151,013)
Inventory	(21,815)	52,225
Prepaid expenses and other current assets	95,758	(72,189)
Accounts payable	583,574	77,234
Accrued expenses	390,461	47,541
Net cash used in operating activities	(2,421,080)	(1,932,680)
Cash flows from investing activities:
Purchase of property and equipment	(26,106)	-
Advance to related party	(47,587)	-
Net cash used in investing activities	(73,693)	-
Cash flows from financing activities:
Net proceeds from officer loans	681,750	1,015,721
Net proceeds from convertible, subordinated debentures	-	450,000
Net payment on loans payable to related party	(160,479)	(27,891)
Repayments on bank loans payable	(20,393)	(13,688)
Net proceeds from the issuance of common stock	1,179,521	528,469
Net proceeds from the exercise of common stock warrants	832,521	-
Net cash provided by financing activities	2,512,920	1,952,611
Net change in cash and cash equivalents	18,147	19,931
Cash and cash equivalents at beginning of period	11,392	31,128
Cash and cash equivalents at end of period	$29,539	$51,059

Supplemental disclosures:
Interest paid	$17,520	$22,093
Income taxes paid	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Common stock issued in connection with conversion of loans payable to officers	$1,634,828	$461,058
Common stock issued in connection with conversion of convertible, subordinated debentures	$529,000	$-

The accompanying notes are an integral part of these financial statements.

DNA Brands, Inc.
Notes to Financial Statements

1.             Organization and Summary of Significant Accounting Policies

Effective July 6, 2010, DNA Brands, Inc. (hereinafter referred to as the “Company” or “DNA”) executed agreements to acquire all of the remaining assets, liabilities and contract rights of DNA Beverage Corporation (“DNA Beverage”), and 100% of the common stock of its subsidiary Grass Roots Beverage Company, Inc. (“Grass Roots”), in exchange for the issuance of 31,250,000 shares of the Company’s common stock.  As a result of this transaction the Company, f/k/a Famous Products, Inc. changed its name to DNA Brands, Inc. On November 9, 2010, the Company changed its fiscal year end from October 31, to December 31.

The Company’s business commenced in May, 2006 in the State of Florida under the name Grass Roots. Initial operations of Grass Roots included development of energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida. The Company began selling its energy drink in the State of Florida in 2007.

The Company produces, markets and sells a proprietary line of three carbonated blends of DNA Energy Drinks®, as well as a line of meat snacks made up of two beef jerky flavors, three flavors of beef sticks and other related products.

Reverse Capitalization

Effective July 6, 2010, the Company executed agreements to acquire all of the remaining assets, liabilities and contract rights of DNA Beverage, and 100% of the common stock of subsidiary Grass Roots, in exchange for the issuance of 31,250,000 shares of the Company’s common stock.  DNA Beverage intends to distribute these shares to its shareholders of record as of September 8, 2010.  Each share of DNA Beverage held on the aforesaid record date will receive 0.729277794 shares of the Company’s Common Stock upon the filing and effectiveness of a registration statement to be filed by the Company with the Securities and Exchange Commission.  This share issuance represented approximately 94.6% of the Company’s outstanding stock.  As a result of this transaction, the Company changed its name to “DNA Brands, Inc.”, and the Company f/k/a as Famous Products Inc. was deemed the legal acquirer.

The historical financial statements of the Company are those of DNA Beverage and of the consolidated entity. All DNA Beverage share amounts presented in this Report including weighted average shares outstanding and shares outstanding have been adjusted to reflect the conversion ratio of .729277794.

Basis of Presentation

The Company's unaudited consolidated financial statements include the accounts of its wholly-owned subsidiary. All intercompany balances and transactions are eliminated in consolidation. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to interim financial information and the requirements of Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Grass Roots. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenues from the sale of carbonated energy drinks, meat snacks and other related products.  Revenue is recognized when all of the following elements are satisfied: (i) there are no uncertainties regarding customer acceptance; (ii) there is persuasive evidence that an agreement exists; (iii) delivery has occurred; (iv) legal title to the products has transferred to the customer; (v) the sales price is fixed or determinable; and (vi) collectability is reasonably assured.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, inventory, prepaid expenses, advances to related party, accounts payable, accrued expenses, and loans payable.  The carrying values of the short-term financial instruments approximate their fair value due to the short-term nature of these instruments.  The fair values of the loans payable have interest rates that approximate market rates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits and a money market fund that invests in short-term debt securities. The carrying amount of cash and cash equivalents approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company bills accounts receivable after its products are shipped. The Company bases its allowance for doubtful accounts on estimates of the creditworthiness of customers, analysis of delinquent accounts, payment histories of its customers and judgment with respect to the current economic conditions. The Company generally does not require collateral. The Company believes the allowances are sufficient to cover uncollectible accounts. The Company reviews its accounts receivable aging on a regular basis for past due accounts, and writes off any uncollectible amounts against the allowance.

Inventory

Inventory is stated at the lower of cost or market.  Cost is principally determined by using the average cost method that approximates the First-In, First-Out (FIFO) method of accounting for inventory.  Inventory consists of raw materials as well as finished goods held for sale.  The Company’s management monitors the inventory for excess and obsolete items and makes necessary valuation adjustments when required.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation.  Replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment	5 Years

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the book value of the assets may not be recoverable. In accordance with Accounting Standards Codification (“ASC”) 360-10-35-15 Impairment or Disposal of Long-Lived Assets which replaced, Statement of Financial Accounting Standards No. 144, (“SFAS No. 144”), recoverability is measured by comparing the book value of the asset to the future net undiscounted cash flows expected to be generated by the asset.

No events or changes in circumstances have been identified which would impact the recoverability of the Company’s long-lived assets reported at September 30, 2010 or December 31, 2009.

Derivative Instruments

The Company does not enter into derivative contracts for purposes of risk management or speculation. However, from time to time, the Company enters into contracts, namely convertible notes, that are not considered derivative financial instruments in their entirety, but that include embedded derivative features.

In accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 815-15, Embedded Derivatives, and guidance provided by the SEC Staff, the Company accounts for these embedded features as a derivative liability or equity at fair value.

The recognition of the fair value of the derivative instrument at the date of issuance is applied first to the debt proceeds. The excess fair value, if any, over the proceeds from a debt instrument, is recognized immediately in the statement of operations as interest expense. The value of derivatives associated with a debt instrument is recognized at inception as a discount to the debt instrument and amortized to interest expense over the life of the debt instrument. A determination is made upon settlement, exchange, or modification of the debt instruments to determine if a gain or loss on the extinguishment has been incurred based on the terms of the settlement, exchange, or modification and on the value allocated to the debt instrument at such date.

Stock-Based Compensation

The Company applies, codified ASC 718 Compensation – Stock Compensation, to stock-based compensation awards.  ASC 718, which replaced Statement of Financial Accounting Standards No. 123R Share-based Payment, requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees and directors. The Company records common stock issued for services or for liability extinguishments at the closing market price for the date in which obligation for payment of services is incurred.

Stock compensation arrangements with non-employee service providers are accounted for in accordance with ASC 505-50 Equity-Based Payments to Non-Employees, using a fair value approach.  The compensation costs of these arrangements are subject to re-measurement over the vesting terms as earned. ASC 505-50 replaces EITF No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Stock Purchase Warrants

The Company has issued warrants to purchase shares of its common stock.  Warrants have been accounted for as equity in accordance with ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity. ASC 480 replaces EITF Issue No. 00-19.

Income Taxes

Income taxes are accounted for under the asset and liability method as stipulated by Accounting Standards Codification (“ASC”) 740 formerly Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date.  Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share using the weighted average number of shares of common stock outstanding during the period.

2.             Recently Issued Accounting Pronouncements

On July 1, 2009, the FASB officially launched the FASB ASC 105 “Generally Accepted Accounting Principles”, which established the FASB Accounting Standards Codification (“the Codification”), as the single official source of authoritative, nongovernmental, U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission.  The Codification is designed to simplify U.S. GAAP into a single, topically ordered structure.  All guidance contained in the Codification carries an equal level of authority.  The Codification is effective for interim and annual periods ending after September 15, 2009.  Accordingly, the Company refers to the Codification in respect of the appropriate accounting standards throughout this document as “FASB ASC”.  Implementation of the Codification did not have any impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standard Update “ASU” No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value”.  This ASU clarifies the fair market value measurement of liabilities.  In circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a technique that uses quoted price of the identical or a similar liability or liabilities when traded as an asset or assets, or another valuation technique that is consistent with the principles of Topic 820 such as an income or market approach.  ASU No. 2009-05 was effective upon issuance and it did not result in any significant financial impact on the Company upon adoption.

In September 2009, the FASB issued ASU No. 2009-12 “Fair Value Measurements and Disclosures (Topic 820) – Investments in Certain Entities That Calculate Net Asset Value per Share (or its equivalent)”.  This ASU permits use of a practical expedient, with appropriate disclosures, when measuring the fair value of an alternative investment that does not have a readily determinable fair value.  ASU No. 2009-12 is effective for interim and annual periods ending after December 15, 2009, with early application permitted.  Since the Company does not currently have any such investments, it does not anticipate any impact on its financial statements upon adoption.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”.  SFAS No. 167 addresses the effect on FASB Interpretation 46(R), “Consolidation of Variable Interest Entities” of the elimination of the qualifying special-purpose entity concept of SFAS No. 166, “Accounting for Transfers of Financial Assets”.  SFAS No. 167 also amends the accounting and disclosure requirements of FASB Interpretation 46(R) to enhance the timeliness and usefulness of information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the Company’s first interim reporting period that begins after November 15, 2009. Earlier application is prohibited.  The Company does not anticipate any significant financial impact from adoption of SFAS No. 167. As of December 31, 2009, SFAS No. 167 has not been added to the Codification.

In May 2009 and as updated February 2010, the FASB issued FASB ASC 855, “Subsequent Events”.  This Statement addresses accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  FASB ASC 855 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, the date issued.  The Company adopted this Statement in 2009.  As a result the date through which the Company has evaluated subsequent events and the basis for that date have been disclosed in Note 14.

In April 2009, the FASB issued an update to FASB ASC 820, “Fair Value Measurements and Disclosures”, related to providing guidance on when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.  The update clarifies the methodology to be used to determine fair value when there is no active market or where the price inputs being used represent distressed sales.  The update also reaffirms the objective of fair value measurement, as stated in FASB ASC 820, which is to reflect how much an asset would be sold in and orderly transaction, and the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive.  The Company adopted this Statement in 2009 without significant financial impact.

In December 2007, the FASB issued an update to FASB ASC 810, “Consolidation”, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of non-controlling owners. The Company adopted this update in 2009 without significant impact on the consolidated financial position, results of operations, and disclosures.

In June 2009, ASC 810.10, Amendments to FASB Interpretation No. 46(R), was issued. The objective of ASC 810.10 is to amend certain requirements of ASC 860 (revised December 2003), Consolidation of Variable Interest Entities, or ASC 860 to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASC 810 carries forward the scope of ASC 860, with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in ASC 860, Accounting for Transfers of Financial Assets. ASC 810.10 nullifies FASB Staff Position ASC 860, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The principal objectives of these new disclosures are to provide financial statement users with an understanding of:

a.
The significant judgments and assumptions made by an enterprise in determining whether it must consolidate a variable interest entity and/or disclose information about its involvement in a variable interest entity;

b.
The nature of restrictions on a consolidated variable interest entity’s assets and on the settlement of its liabilities reported by an enterprise in its statement of financial position, including the carrying amounts of such assets and liabilities;

c.	The nature of, and changes in, the risks associated with an enterprise’s involvement with the variable interest entity; and

d.	How an enterprise’s involvement with the variable interest entity affects the enterprise’s financial position, financial performance and cash flows.

ASC 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. The provisions of ASC 810 need not be applied to immaterial items.

3.             Going Concern

As reflected in the accompanying financial statements, the Company has recorded net losses of $6,205,500 and $2,831,743 for the nine month periods ended September 30, 2010 and 2009, respectively. Net cash used in operations from the same periods were $2,421,080 and, $1,932,681 respectively.  At September 30, 2010 the Company had a working capital deficit of $2,368,538 and a stockholders’ deficit of $2,277,152. These matters raise a substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on management's plans, which includes implementation of its business plan and continuing to raise funds through debt or equity raises. The Company will likely continue to rely upon related-party debt or equity financing in order to ensure the continuing existence of the business.  Additionally the Company is working on generating new sales from additional retail outlets, distribution centers or through sponsorship agreements; and allocating sufficient resources to continue with advertising and marketing efforts.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

4.             Inventory

The following table sets forth the composition of the Company’s inventory:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Raw materials	$60,714	$3,712
Finished goods – beverages and meat snacks	93,259	128,446
Total inventory	$153,973	$132,158

5.             Accounts Receivable

The following table sets forth the composition of the Company’s accounts receivable:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Accounts Receivable	$195,846	$21,161
Less: Allowance for doubtful accounts	(50,804)	(3,737)
Accounts Receivable, net	$145,042	$17,424

Bad debt expense for the nine-month periods ended September 30, 2010 and 2009 was $49,578 and $7,848 respectively.

6.             Prepaid Expenses

Prepaid expenses consist of the following:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Security deposit	$10,000	$10,000
Employee and other advances	29,127	26,386
Sponsorship agreement	-	100,000
Miscellaneous, other	3,000	1,500
Total prepaid assets	$42,127	$137,886

7.             Property and Equipment, Net

The following table sets forth the composition of the Company’s property and equipment:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Equipment	$134,840	$108,735
Accumulated depreciation	(86,105)	(66,707)
Total property and equipment, net	$48,735	$42,028

Depreciation expense for the nine month periods ended September 30, 2010 and 2009 was $19,398 and $16,266 respectively.

8.             Accrued Expenses

The following table sets forth the composition of the Company’s accrued expenses as of September 30, 2010 and December 31, 2009:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Accrued salaries – officers	$772,136	$540,000
Accrued interest	-	22,565
Vendor agreement	71,103	-
Payroll taxes and penalties	133,209	61,183
Total accrued expenses	$976,448	$623,748

Due to the shortage of liquidity, the Company’s two principal executive officers have deferred their salaries since 2008.

9.             Bank Loans Payable

Bank loan payable were comprised primarily of bank financing for vehicles and equipment coolers for the Company’s products. The range of interest rates on these loans was 9% to 26%.  The following table sets forth the current and long term portions of bank loans:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Bank loans	$19,080	$39,472
Less: Current portion of bank loans	(14,144)	(24,552)
Total long term-bank loans	$4,936	$14,920

10.           Convertible, subordinated debentures, net of discount

A summary of the issuances of all convertible notes in 2009 and 2008 are as follows:

Issue Dates	Interest Rate	Face Value	Original Due Date	Conversion Rate of Face Value to Common Shares
12/16/2008	10%	$25,000	12/31/2009	.514
12/19/2008	12%	54,000	12/31/2009	.642
2/19/2009	10%	50,000	02/18/2010	.514
3/31/2009	12%	50,000	03/31/2010	.514
4/15/2009	8%	250,000	07/15/2009	.642
6/23/2009	12%	25,000	07/31/2010	.514
9/9/2009	12%	75,000	12/31/2010	.514
Total		$529,000

Convertible notes consist of the following:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Convertible notes-face value	$529,000	$529,000
Loan discount	(419,090)	(419,090)
Add: amortization of loan discount	419,090	329,373
Less: conversion of notes to common stock	(529,000)	-
Net convertible notes	$-	$439,283

As of September 30, 2010 and December 31, 2009, the Company had outstanding convertible notes to various non- related parties in the aggregate amount of $-0- and $439,283, respectively. These notes were issued at varying interest rates from 8% to 12% with varying conversion rates and formulas that enabled the noteholder to convert these notes to common stock. Due to its limited liquidity, the Company was unable to pay off any of the convertible notes on the original due date, and as result negotiated extensions on the loans by either lowering the conversion price, or granting warrants to purchase the Company’s common stock.

In May and June of 2010, holders of previously issued convertible subordinated debentures agreed to convert $529,000 plus $37,671 in accrued interest, in return for the issuance of 910,657 shares of common stock. The approximate value per share was $0.62.

The calculated value of the conversion feature that resulted in the discount in the table above was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December

	2009	2008
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.55%	3.45%
Expected volatility (3)	147.7%	141.2%
Expected life (in years) (4)	.03-1.0	1.0
 __________________

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The volatility of the Company stock is based on three similar publicly traded companies. The Company used the average volatility rate of the three companies.
(4)	The expected life represents the due date of the note.

11.           Loans payable to officers

Loans payable to officers consist of the following:

	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)
Loans payable to officers	$839,200	$1,792,278
	$839,200	$1,792,278

Since the inception of the Company, its principal executive officers have loaned the Company significant amounts of operating capital on an interest free basis and without formal repayment terms.

In October 2009, the Company agreed to issue 652,900 shares of the Company’s common stock in exchange for the officer’s retiring $461,058 of loans payable.

In May 2010, the Company agreed to issue 5,961,217 shares of the Company’s common stock in exchange for the officer’s retiring $1,634,828 of loans payable.

12.           Related Party Transactions and Balances

The Company through its wholly-owned subsidiary Grass Roots maintains a brokerage agreement with Royal Strategies and Solutions, Inc (“RSS”), a related party. Under the terms of the agreement, RSS promotes the Company’s products in return for a commission on successful sales or sales agreements. The Company also shares a common base of majority stockholders with RSS.  Additionally, the Company’s principal executive officers also serve as corporate officers to RSS.

RSS leases office space and a warehouse which is partially subleased to the Company. The Company utilizes this space for the warehousing and distribution of its products.  In addition, RSS is financially responsible for other operating costs and personnel that are utilized by or dedicated to the Company. The Company, in turn, provides cash financing to RSS; either via allocated charge backs or non-interest bearing loans.

Under the guidelines of ASC 810.10, Amendments to FASB Interpretation No. 46(R), “if a reporting entity is not the primary beneficiary but has a variable interest in the variable interest entity, the reporting entity is required to disclose related information in its financial statements.”  Based upon tests performed, the Company has determined that it has a variable interest in RSS but is not the primary beneficiary; and, therefore has not consolidated the financial statements of RSS with the Company.

Advances from the related party RSS at December 31, 2009 was $160,479 and non-interest bearing.

Advances to the related party RSS at September 30, 2010 was $47,587.  For the nine month periods ended September 30, 2010 and September 30, 2009, the Company recorded $210,721 and $242,586 in expenses, respectively, from activity associated with RSS. These expenses were comprised primarily of brokerage fees, commissions and administrative services.

In the event the Company discontinued using RSS as a provider of these brokerage services, it would not have a material impact on the Company’s financial condition or operations.

The maximum exposure to loss that exists as a result of the Company's involvement with RSS cannot be quantified as such exposure would include responsibility for the remainder of the leased office space and warehouse, unknown personnel costs and undeterminable promotional costs that have been the responsibility of RSS.

13.           Equity

At September 30, 2010 the Company was authorized to issue 100,000,000 shares, of $0.001 par value Common Stock, and 25,000,000 shares of $0.001 Preferred Stock. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. Each share of common stock is entitled to one vote.

As of December 31, 2009 and September 30, 2010 there were 19,847,671 and 34,064,980 shares outstanding, respectively. The approximate number of shares issued and their respective approximate values for the activity for the changes in common stock between December 31, 2009 and September 30, 2010 are as follows:

	Shares Issued	Value of Issuances
• Common stock issued in exchange for services	1,294,000	$1,404,000
• Common stock issued as employee compensation	1,933,000	1,246,000
• Common stock issued in connection with conversion of loans payable to officers	5,961,000	1,635,000
• Issuance of stock for conversion of convertible subordinated debentures	910,000	529,000
• Exercise of common stock warrants	1,157,000	833,000
• Common stock issuance	2,962,000	1,180,000
Total	14,217,000	$6,827,000

Since 2007 the Company has issued and sold preferred, common stock, and detachable stock warrants to fund a significant portion its operations. Additionally, the Company has issued common shares to compensate its employees as well as to retire debt. The value of each equity component was determined using the following Black Scholes methodology:

	2010	2009
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.55%	3.45%
Expected volatility (3)	147.7%	141.2%
Expected life (in years)	5.0	5.0
 __________________

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The volatility of the Company stock is based on three similar publicly traded companies.

The following table reflects all outstanding and exercisable warrants for the periods ended December 31, 2009 and September 30, 2010.   During the month of December 2009 the Company temporarily reduced the strike price of all outstanding warrants to $0.50.  All stock warrants are immediately vested upon issuance and are exercisable for a period five years from the date of issuance.

	Number of Warrants Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (Years)
Balance, December 31, 2009	3,349,015	$1.60	3.89
Warrants issued	1,061,105	$1.75	4.41
Warrants exercise	(1,157,441)	$0.50	-
Balance, September 30, 2010	3,252,679	$1.62	3.29(1)
 __________________

(1)	The remaining contractual life of the warrants outstanding as of September 30, 2010 ranges from 2.33 to 4.25 years.

The Company has not adopted a formal stock option plan. As of September 30, 2010, the Company had committed to issue stock options to two of its employees.

14.           Subsequent Events

The Compnay has evaluated for subsequent events between the balance sheet date of September 30, 2010 and November 22, 2010 the date the financial statements were issued and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

(b) Pro forma financial information.

DNA BRANDS, INC.
INTRODUCTION TO PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
AS OF
THE YEAR ENDED DECEMBER 31, 2009 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Prior to July 6, 2010, DNA Brands, Inc., (“the Company”) f/k/a “Famous Products, Inc.”   operated as a holding company. Effective July 6, 2010, the Company executed agreements to acquire all of the remaining assets, liabilities and contract rights of DNA Beverage and 100% of the common stock of DNA Beverage’s wholly owned subsidiary Grass Roots Beverage Company, Inc. (“Grass Roots”) in exchange for the issuance of 31,250,000 shares of the Company’s common stock. The share issuance represented approximately 94.6% of the Company’s outstanding shares at the time of issuance.  Each share of DNA Beverage held on the  will receive 0.729277794 shares of the Company’s Common Stock.  This transaction, as described throughout this report treated as a reverse capitalization,  and the Company was  deemed the legal acquirer.

The following unaudited pro-forma income statements and the explanatory notes give effect to the reverse capitalization of DNA Brands, Inc. on July 6, 2010.

The pro-forma consolidated income statements and explanatory notes are based on the estimates and assumptions set forth in the explanatory notes. These pro-forma consolidated income statements have been prepared utilizing the historical financial statements of DNA Beverage, Inc. and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this filing.

The pro-forma income statements have been prepared as if the reverse capitalization had occurred on January 1, 2009. This pro-forma consolidated financial data is provided for comparative purposes only, and does not purport to be indicative of the actual financial position or results of operations had the acquisition occurred at the beginning of the periods presented, nor are they necessarily indicative of the results of future operations.

PF-1

DNA BRANDS, INC.
PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

	Historical
	Famous	DNA Beverage			Combined
	Products, Inc (1)	Corporation	Adjustments		Pro Forma

Sales	-	939,945	-		939,945
Cost of goods sold	-	743,225	-		743,225
Gross margin	-	196,720	-		196,720
Operating expenses
Compensation and benefits	-	2,981,668	-		2,981,668
Depreciation expense	-	19,398	-		19,398
General and administrative expenses	4,525	766,520	-		771,045
Professional and outside services	27,114	1,879,925	-		1,907,039
Selling and marketing expenses	-	639,518	-		639,518
Total operating expenses	31,639	6,287,029	-		6,318,668
Loss from operations	(31,639)	(6,090,309)	-		(6,121,948)
Other expense
Other income	-	-	-		-
Interest expense	(15,110)	(115,191)	-		(130,301)
Total other expense	(15,110)	(115,191)	-		(130,301)
Loss before income taxes	(46,749)	(6,205,500)	-		(6,252,249)
Income taxes	-	-	-		-
Net loss	(46,749)	(6,205,500)	-		(6,252,249)

Loss per share:
Basic and diluted	$(0.00)		$-		$(0.26)

Weighted average number of common shares outstanding:
Basic and diluted	21,049,400		3,423,921	(2)	24,473,321

(1) The results of operations presented for Famous Products, Inc. are for the nine months ended July 31, 2010. Upon completion of the acquisition and merger of DNA Beverage Corporation, the Company changed its fiscal year end to December 31. The differences in the reporting periods presented are deemed to be immaterial.

(2) The share amounts outstanding have been adjusted to reflect the new capitalization of DNA Brands, Inc.

PF-2

DNA BRANDS, INC.
PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	Historical
	Famous	DNA Beverage			Combined
	Products, Inc (1)	Corporation	Adjustments		Pro Forma

Sales	6,214	667,276	-		673,490
Cost of goods sold	-	468,120	-		468,120
Gross margin	6,214	199,156	-		205,370
Operating expenses
Compensation and benefits	-	2,272,551	-		2,272,551
Depreciation expense	1,257	21,747	-		23,004
General and administrative expenses	11,675	733,516	-		745,191
Professional and outside services	16,853	333,520	-		350,373
Selling and marketing expenses	3,576	266,569	-		270,145
Total operating expenses	33,361	3,627,903	-		3,661,264
Loss from operations	(27,147)	(3,428,747)	-		(3,455,894)
Other expense
Other income	-		-		-
Interest expense	(8,759)	(489,974)	-		(498,733)
Total other expense	(8,759)	(489,974)	-		(498,733)
Loss before income taxes	(35,906)	(3,918,721)	-		(3,954,627)
Income taxes	-	-	-		-
Net loss	(35,906)	(3,918,721)	-		(3,954,627)

Loss per share:
Basic and diluted	$(0.00)		$-		$(0.26)

Weighted average number of common shares outstanding:
Basic and diluted	21,049,400		(5,683,303	)(2)	15,366,097

(1) The results of operations presented for Famous Products, Inc. are for the year ended October 31, 2010. Upon completion of the acquisition and merger of DNA Beverage Corporation, the Company changed its fiscal year end to December 31. The differences in the reporting periods presented are deemed to be immaterial.

(2) The share amounts outstanding have been adjusted to reflect the new capitalization of DNA Brands, Inc.

PF-3